UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.        )
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
FUNKO, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FUNKO, INC.

NOTICE & PROXY
STATEMENT

Annual Meeting of Stockholders
June 3, 2026
9:00 a.m. (Pacific Time)

FUNKO, INC.
2802 WETMORE AVENUE, EVERETT, WASHINGTON 98201
April 22, 2026
To Our Stockholders:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Funko, Inc. at 9:00 a.m. Pacific Time, on Wednesday, June 3, 2026. We have adopted a virtual format for our Annual Meeting in order to enable all stockholders to attend the Annual Meeting, regardless of location. We will provide a live webcast of the Annual Meeting at www.virtualshareholdermeeting.com/FNKO2026. A transcript of the audio of the entire Annual Meeting will be available on Funko’s Investor Relations website after the meeting. For further information on how to participate in the meeting, please see “Questions and Answers about the 2026 Annual Meeting of Stockholders” in the accompanying proxy statement.
The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote electronically, even if you have previously submitted your proxy.
Thank you for your support.
Sincerely,
Josh Simon
Chief Executive Officer

Notice of Annual Meeting of Stockholders
To Be Held Wednesday, June 3, 2026
FUNKO, INC.
2802 WETMORE AVENUE, EVERETT, WASHINGTON 98201
The Annual Meeting of Stockholders (the “Annual Meeting”) of Funko, Inc., a Delaware corporation (the “Company”), will be held virtually at www.virtualshareholdermeeting.com/FNKO2026 on Wednesday, June 3, 2026, at 9:00 a.m. Pacific Time, for the following purposes:

➊	To elect Diane Irvine, Jesse Jacobs and Sarah Kirshbaum Levy as Class III Directors to serve until the 2029 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

➋	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

➌	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and

➍	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

Holders of record of our outstanding shares of capital stock, composed of Class A common stock and Class B common stock, at the close of business on April 10, 2026, are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of these stockholders will be open to the examination of any stockholder at our principal executive offices at 2802 Wetmore Avenue, Everett, Washington 98201 for a period of ten days prior to the Annual Meeting. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.
It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.
By Order of the Board of Directors
Tracy D. Daw, Chief Legal Officer and Secretary
Everett, Washington
April 22, 2026

CERTAIN DEFINITIONS
As used in the accompanying proxy statement, unless otherwise indicated, references to:
•“we,” “us,” “our,” the “Company,” “Funko” and similar references refer to: Funko, Inc., and, unless otherwise stated, all of its direct and indirect subsidiaries, including FAH, LLC.
•“ACON” refers to ACON Funko Investors, L.L.C., a Delaware limited liability company, and certain funds affiliated with ACON Funko Investors, L.L.C. (including each of the Former Equity Owners).
•“ACON Sale” refers to the sale by ACON and certain of its affiliates to TCG of an aggregate of 12,520,559 shares of our Class A common stock, $0.0001 par value per share ("Class A common stock") pursuant to a Stock Purchase Agreement, dated as of May 3, 2022, by and among ACON, certain affiliates of ACON and TCG.
•“Continuing Equity Owners” refers collectively to ACON Funko Investors, L.L.C., the Former Profits Interests Holders, certain former warrant holders and certain current and former executive officers, employees and directors and each of their permitted transferees, in each case, that owned common units in FAH, LLC after our initial public offering (“IPO”) and who may redeem at each of their options, their common units for, at our election, cash or newly-issued shares of Funko, Inc.’s Class A common stock.
•“FAH, LLC” refers to Funko Acquisition Holdings, L.L.C., a Delaware limited liability company.
•“FAH LLC Agreement” refers to FAH, LLC’s second amended and restated limited liability company agreement, as amended from time to time.
•“Former Equity Owners” refers to those Original Equity Owners affiliated with ACON who transferred their indirect ownership interests in common units of FAH, LLC for shares of Funko, Inc.’s Class A common stock (to be held by them either directly or indirectly) in connection with our IPO.
•“Former Profits Interests Holders” refers collectively to certain of our directors and certain current executive officers and employees, in each case, who held existing vested and unvested profits interests in FAH, LLC pursuant to FAH, LLC’s prior equity incentive plan and received common units of FAH, LLC in exchange for their profits interests (subject to any common units received in exchange for unvested profits interests remaining subject to their existing time-based vesting requirements) in connection with our IPO.
•“Fundamental” refers collectively to Fundamental Capital, LLC and Funko International, LLC.
•“Original Equity Owners” refers to the owners of ownership interests in FAH, LLC, collectively, prior to the IPO, which include ACON, Fundamental, the Former Profits Interests Holders and certain current and former executive officers, employees and directors.
•“Stockholders Agreement” refers to the Stockholders Agreement, dated May 3, 2022, between the Company and TCG.
•“Tax Receivable Agreement” or “TRA” refers to a tax receivable agreement entered into between Funko, Inc., FAH, LLC and each of the Continuing Equity Owners and certain transferees.
•“TCG" refers to TCG 3.0 Fuji, LP.

i

Proxy Statement
FUNKO, INC.
2802 WETMORE AVENUE, EVERETT, WASHINGTON 98201

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Funko, Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/FNKO2026 on Wednesday, June 3, 2026 (the “Annual Meeting”) at 9:00 a.m. Pacific Time, and at any continuation, postponement, or adjournment of the Annual Meeting.
Holders of record of outstanding shares of our capital stock, composed of Class A common stock and Class B common stock (collectively, “Common Stock”), at the close of business on April 10, 2026 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment of the Annual Meeting, and will vote together as a single class on all matters presented at the Annual Meeting. Each share of our Class A common stock and Class B common stock entitles its holder to one vote per share on all matters presented to our stockholders. At the close of business on April 10, 2026, there were 55,835,463 shares of Class A common stock and 91,276 shares of Class B common stock outstanding and entitled to vote at the Annual Meeting, representing 99.8% and 0.2% combined voting power of our Common Stock, respectively.
This proxy statement and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2025 (the “2025 Annual Report”) will be released on or about April 22, 2026 to our stockholders on the Record Date.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, JUNE 3, 2026.
This Proxy Statement and our 2025 Annual Report to Stockholders are available at
http://www.proxyvote.com/.

PROPOSALS
At the Annual Meeting, our stockholders will be asked:

➊	To elect Diane Irvine, Jesse Jacobs and Sarah Kirshbaum Levy as Class III Directors to serve until the 2029 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

➋	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

➌	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and

➍	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

RECOMMENDATIONS OF THE BOARD
The Board of Directors (the “Board”) recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of Common Stock will be voted on your behalf as you direct. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted, and the Board recommends that you vote:

➊	FOR the election of Diane Irvine, Jesse Jacobs and Sarah Kirshbaum Levy as Class III Directors to serve until the 2029 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

➋	FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and

➌	FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

INFORMATION ABOUT THIS PROXY STATEMENT
Why you received this proxy statement. You are viewing or have received these proxy materials because Funko’s Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.
Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.
Householding. The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

Questions and Answers about the 2026 Annual Meeting of Stockholders

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
The Record Date for the Annual Meeting is April 10, 2026. You are entitled to vote at the Annual Meeting only if you are a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each share of our Class A common stock and Class B common stock entitles its holder to one vote per share on all matters presented to our stockholders. At the close of business on April 10, 2026, there were 55,835,463 shares of Class A common stock and 91,276 shares of Class B common stock issued and outstanding and entitled to vote at the Annual Meeting, representing 99.8% and 0.2% combined voting power of our Common Stock, respectively.

WHAT IS THE DIFFERENCE BETWEEN BEING A “RECORD HOLDER” AND HOLDING SHARES IN “STREET NAME”?
A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

AM I ENTITLED TO VOTE IF MY SHARES ARE HELD IN “STREET NAME”?
Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in street name, you may not vote your shares electronically at the Annual Meeting unless you obtain a legal proxy from your bank or brokerage firm.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority in voting power of outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum.

WHO CAN ATTEND THE 2026 ANNUAL MEETING OF STOCKHOLDERS?
You may attend the Annual Meeting only if you are a Funko stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. You may attend and participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/FNKO2026. To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” as described below, you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote or ask questions. The meeting webcast will begin promptly at 9:00 a.m. Pacific Time on Wednesday, June 3, 2026. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Time and you should allow ample time for check-in procedures.

WHAT IF A QUORUM IS NOT PRESENT AT THE ANNUAL MEETING?
If a quorum is not present at the scheduled time of the Annual Meeting, the chairperson of the Annual Meeting may adjourn the Annual Meeting until a quorum is present or represented.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS?
It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

HOW DO I VOTE?
We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote electronically. If you are a stockholder of record, there are three ways to vote by proxy:
•by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;
•by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or
•by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.
Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 2, 2026. Stockholders may vote at the Annual Meeting by visiting www.virtualshareholdermeeting.com/FNKO2026 and entering the 16-digit control number included on your proxy card or the instructions that accompanied your proxy materials. The Annual Meeting webcast will begin promptly at 9 a.m. Pacific Time, on June 3, 2026.
If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. To attend and participate in the Annual Meeting, stockholders of record will need the 16-digit control number included in your Proxy Card or on the instructions that accompanied your proxy materials.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?
Yes. If you are a registered stockholder, you may revoke your proxy and change your vote:
•by submitting a duly executed proxy bearing a later date;
•by granting a subsequent proxy through the Internet or telephone;
•by giving written notice of revocation to the Secretary of Funko prior to the Annual Meeting; or
•by voting electronically at the Annual Meeting.
Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote electronically at the Annual Meeting.
If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

WHO WILL COUNT THE VOTES?
A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 2 of this proxy statement, as well as with the description of each proposal in this proxy statement.

WILL ANY OTHER BUSINESS BE CONDUCTED AT THE ANNUAL MEETING?
We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF THE PROPOSALS TO BE VOTED UPON AND HOW WILL ABSTENTIONS AND BROKER NON-VOTES BE TREATED?

Proposal	Votes required	Effect of Votes Withheld /Abstentions and Broker Non-Votes

Proposal 1: Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class III Directors.	Votes withheld and broker non-votes will have no effect.
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the shares of Common Stock of the Company which are present virtually or by proxy and entitled to vote on the proposal.	Abstentions will have the same effect as votes against the proposal. We do not expect any broker non-votes on this proposal.
Proposal 3: Advisory Vote on the Compensation of our Named Executive Officers	The affirmative vote of the holders of a majority in voting power of the shares of Common Stock of the Company which are present virtually or by proxy and entitled to vote on the proposal.	Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect.

WHAT IS AN ABSTENTION AND HOW WILL VOTES WITHHELD AND ABSTENTIONS BE TREATED?
A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the other proposals, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of directors. Abstentions have the same effect as a vote against the ratification of the appointment of PwC and the advisory vote on the compensation of our named executive officers.

WHAT ARE BROKER NON-VOTES AND DO THEY COUNT FOR DETERMINING A QUORUM?
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PwC as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors and the advisory vote on the compensation of our named executive officers. Broker non-votes count for purposes of determining whether a quorum is present at the Annual Meeting.

WHY HOLD A VIRTUAL MEETING?
A virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/FNKO2026. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

WHAT IF DURING THE CHECK-IN TIME OR DURING THE ANNUAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on www.virtualshareholdermeeting.com/FNKO2026.

WILL THERE BE A QUESTION AND ANSWER (“Q&A”) SESSION DURING THE ANNUAL MEETING?
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted by stockholders during the meeting that are pertinent to the Company and the meeting matters, for up to 15 minutes after the completion of the Annual Meeting. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the 2026 Annual Meeting of Stockholders?” will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
•    irrelevant to the business of the Company or to the business of the Annual Meeting;
•    related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
•    related to any pending, threatened or ongoing litigation;
•    related to personal grievances;
•    derogatory references to individuals or that are otherwise in bad taste;
•    substantially repetitious of questions already made by another stockholder;
•    in excess of the two question limit;
•    in furtherance of the stockholder’s personal or business interests; or
•    out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the 2026 Annual Meeting of Stockholders?”.

WHERE CAN I FIND THE VOTING RESULTS OF THE 2026 ANNUAL MEETING OF STOCKHOLDERS?
We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC within four (4) business days of the Annual Meeting.

PROPOSALS TO BE VOTED ON

PROPOSAL 1: Election of Directors
At the Annual Meeting, three (3) Class III Directors are to be elected to hold office until the Annual Meeting of Stockholders to be held in 2029 and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
We currently have nine (9) directors on our Board.
Our Board is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successor to each director whose term then expires will be elected to serve from the time of election and qualification until the third annual meeting of stockholders following election or such director’s death, resignation or removal, whichever is earliest to occur. The current class structure is as follows: Class I, whose current term expires at the 2027 Annual Meeting of Stockholders; Class II, whose current term will expire at the 2028 Annual Meeting of Stockholders; and Class III, whose current term expires at the Annual Meeting and whose subsequent term will expire at the 2029 Annual Meeting of Stockholders. The current Class I Directors are Charles Denson, Michael Kerns and Jason Harinstein; the current Class II Directors are Trevor Edwards, Reed Duchscher and Josh Simon; and the current Class III Directors are Diane Irvine, Jesse Jacobs and Sarah Kirshbaum Levy.
In connection with the closing of the ACON Sale, we entered into the Stockholders Agreement with TCG. Under the Stockholders Agreement, TCG has designated Messrs. Jacobs and Kerns to be nominees for the applicable elections to our Board. As a result of the Stockholders Agreement and the aggregate voting power of the parties to such agreement, we expect that the parties to the Stockholders Agreement acting in conjunction will significantly influence the election of directors at Funko. For more information, see “Corporate Governance—Stockholders Agreement”.
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of Common Stock represented by the proxy for the election of the persons whose names and biographies appear below as Class III Directors. All of the persons whose names and biographies appear below are currently serving as our directors. In the event any of the nominees should become unable to serve or for good cause will not serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size. The Board has no reason to believe that the nominees named below will be unable to serve if elected. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends a vote FOR the election of the below Class III Director nominees.

CLASS III DIRECTOR NOMINEES (TERMS TO EXPIRE AT THE 2029 ANNUAL MEETING)
The current members of the Board who are also nominees for election to the Board as Class III Directors are as follows:

Name	Age	Served as a Director Since	Positions with Funko
Diane Irvine	67	2017	Director
Jesse Jacobs	50	2022	Director
Sarah Kirshbaum Levy	55	2019	Director
The principal occupations and business experience, for at least the past five years, of each Class III Director are as follows:

Diane Irvine	Age 67
Diane Irvine has served on the board of directors of Funko, Inc. and FAH, LLC since August 2017. Ms. Irvine previously served as Chief Executive Officer of Blue Nile, Inc., an online retailer of diamonds and fine jewelry, from February 2008 until November 2011, as President from February 2007 until November 2011, and as Chief Financial Officer from December 1999 until September 2007. From February 1994 until May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., and from September 1981 until February 1994, she worked at accounting firm Coopers & Lybrand LLP in various capacities, most recently as partner. Ms. Irvine currently serves on the boards of directors of Yelp Inc. (on whose board she has served since November 2011), and D.A. Davidson Companies (on whose board she has served since January 2018). She previously served on the boards of directors of Farfetch Limited from August 2020, until December 2023, Casper Sleep Inc. from August 2019 to January 2022, XO Group Inc. from November 2014 to December 21, 2018, Rightside Group Ltd. from August 2014 until July 2017, CafePress, Inc. from July 2012 until May 2015, and Blue Nile, Inc. from May 2001 until November 2011. Ms. Irvine received an M.S. in Taxation and a Doctor of Humane Letters from Golden Gate University, and a B.S. in Accounting from Illinois State University. We believe Ms. Irvine’s extensive public company management experience and financial expertise make her well-qualified to serve on our board of directors.

Jesse Jacobs	Age 50
Jesse Jacobs has served on the board of directors of Funko, Inc. since May 2022. Mr. Jacobs is a Partner at The Chernin Group, LLC, which he co-founded with Peter Chernin in 2010, leading the company's investments, operations, and team building. Prior to founding The Chernin Group, Mr. Jacobs was a senior member of the media, entertainment, and sports advisory, investing and financing team at Goldman Sachs. Mr. Jacobs began his career in NFL, MLB, and NHL sports television production at the inception of Fox Sports and then for CBS Sports in the Olympics. He was part of the early wave of online video and music, both at iFilm, where he ran content, as well as Yahoo! Internet Life, where he produced live music and film events celebrating the best in digital video and music. Mr. Jacobs is on the board of directors of TCG, The Chernin Group, Collectors Universe, Epic Gardening and The North Road Company. He previously served on the board of directors of Barstool Sports, Goldin Auctions, Equip, Scopely, Exploding Kittens, The Action Network, Otter Media, Fullscreen, Ellation (Crunchyroll), Hello Sunshine, Hodinkee, Headspace, and Gunpowder & Sky. Mr. Jacobs is a graduate of the University of Pennsylvania with a BA in English and Communications and holds an MBA from the Wharton School at the University of Pennsylvania. We believe Mr. Jacobs' broad management, business and entertainment experience make him well-qualified to serve on our board of directors.

Sarah Kirshbaum Levy	Age 55
Sarah Kirshbaum Levy has served on the board of directors of Funko, Inc. since September 2019. Ms. Levy has served as the Chief Executive Officer and a director of Betterment, LLC, the largest independent digital wealth management platform, since December 2020. Ms. Levy previously served as the Chief Operating Officer of Viacom Media Networks, a division of the entertainment and media company, ViacomCBS, from 2016 through January 2020, where she was responsible for overseeing global strategy, finance and operations for the division. Prior to her appointment at Viacom Media Networks, Ms. Levy was Chief Operating Officer at Nickelodeon from 2005 to 2016. She sits on the board of Lucius Littauer Foundation, which makes grants in the areas of education, social welfare, health care, and Jewish studies. She also sat on the board of ACON S2 Acquisition Corp., a public special purpose acquisition company, from September 2020 through October 2021, where she served on the Audit and Compensation Committees. Ms. Levy received an M.B.A. and B.A. in Economics from Harvard University. We believe Ms. Levy’s extensive experience in entertainment and media, in particular her familiarity with consumer products licensing, make her well-qualified to serve on our board of directors.

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS: CLASS I DIRECTORS (TERMS TO EXPIRE AT THE 2027 ANNUAL MEETING)
The current members of the Board who are Class I Directors are as follows:

Name	Age	Served as a Director Since	Positions with Funko
Charles Denson	69	2017	Chairperson of the Board
Michael Kerns	49	2023	Director
Jason Harinstein	50	2024	Director
The principal occupations and business experience, for at least the past five years, of each Class I Director are as follows:

Charles Denson	Age 69
Charles Denson has served on the board of directors of Funko, Inc. since its formation in April 2017, and on the board of directors of FAH, LLC since June 2016. Mr. Denson has served as the President and Chief Executive Officer of Anini Vista Advisors, an advisory and consulting firm, since March 2014. From February 1979 until January 2014, Mr. Denson held various positions at NIKE, Inc., where he was appointed to several management roles, including, in 2001, President of the NIKE Brand, a position he held until January 2014. Mr. Denson currently serves on the board of directors of Columbia Sportswear Company, a leading provider of outdoor apparel and equipment, and has previously served on the board of directors of several privately held organizations. Mr. Denson received a B.A. in Business from Utah State University. We believe Mr. Denson’s extensive experience in brand building, brand management and organizational leadership in the public company context makes him well-qualified to serve as the Chairman of our board of directors.

Michael Kerns	Age 49
Michael Kerns has served on the board of directors of Funko, Inc. since November 2023. Mr. Kerns is a Co-founder and Partner at TCG. Mr. Kerns joined The Chernin Group, LLC in 2015, helping lead the company's investment efforts as President of TCG Digital. Mr. Kerns has deep experience starting, managing, and investing in digital media and consumer technology companies. Prior to joining The Chernin Group, Mr. Kerns was a Senior Vice President at Yahoo!, leading the Homepage, Video, and Global Media Properties product and business unit. Mr. Kerns previously cofounded Citizen Sports, where he was CEO and led the company to a successful acquisition by Yahoo! in 2010. Mr. Kerns began his career as an Associate at Angel Investors, LP. and later became the Chief of Staff at Steinberg & Moorad Sports Management, a premier sports representation firm. Mr. Kerns is on the board of TCG, Food52, MeatEater, SketchyMedical, Surfline, Sofar Sounds, and Premier Lacrosse League. Mike was previously on the board of directors of Barstool Sports, Night Media, Epic Gardening, The Action Network, Otter Media, Ellation (Crunchyroll), and a board observer of Cameo. Mr. Kerns is a graduate of UCLA with a BA in History. We believe Mr. Kerns' broad management, business and entertainment experience make him well-qualified to serve on our board of directors.

Jason Harinstein	Age 50
Jason Harinstein has served on the board of directors of Funko, Inc. since December 2024. Mr. Harinstein has served as the Chief Financial Officer of Collectors Holdings, Inc., a provider of authentication and grading services, from December 2021 until October 2025. Prior to such role, he served as Chief Financial Officer for Flatiron Health, a healthtech company dedicated to improving cancer care, from April 2017 to December 2021. Mr. Harinstein currently serves on the board of directors of Collectors, Inc., Lucky Strike Entertainment, and Groupon, Inc. and previously served on the board of directors of Alkuri Global Acquisition Corp. from January 2021 to December 2021. Mr. Harinstein received his B.A. from Northwestern University and his M.B.A. from the University of Chicago. We believe Mr. Harinstein is qualified to serve as a director of the Company due to his financial expertise, leadership experience and knowledge of the collectibles industry.

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS: CLASS II DIRECTORS (TERMS TO EXPIRE AT THE 2028 ANNUAL MEETING)
The current members of the Board who are Class II Directors are as follows:

Name	Age	Served as a Director Since	Positions with Funko
Reed Duchscher	36	2026	Director
Trevor Edwards	63	2022	Director
Josh Simon	47	2025	Chief Executive Officer and Director
The principal occupations and business experience, for at least the past five years, of each Class II Director nominee are as follows:

Reed Duchscher	Age 36
Reed Duchscher has served on the board of directors of Funko, Inc. since January 2026. Mr. Duchscher has served as the Chief Executive Officer of Night Inc., a next-generation talent management and venture platform that partners with the world’s most influential creators, artists and brands, since July 2015. Mr. Duchscher received his B.A. of Science from North Dakota State University and his Masters in Sports Administration from Fairleigh Dickinson University. We believe Mr. Duchscher is qualified to serve as a director of the Company due to his leadership experience working with creators and knowledge of the content creation industry.

Trevor Edwards	Age 63
Trevor Edwards has served on the board of directors of Funko, Inc. since July 2022. Mr. Edwards spent 25 years at NIKE, Inc., the multinational athletic apparel corporation, in roles of increasing responsibility, most recently as President, NIKE Brands from 2013 to 2018; Vice President, Global Brand & Category Management from August 2006 to June 2013; Vice President, Global Brand Management from 2002 to 2006; Vice President, U.S. Brand Marketing from 2000 to 2002; Vice President, EMEA Marketing from 1999 to 2000; Director of Marketing for Europe from 1997 to 1999; and Director of Marketing for the Americas from 1995 to 1997. Prior to NIKE, Mr. Edwards worked at Colgate-Palmolive in Global Marketing. Mr. Edwards currently serves on the board of directors of VF Corporation, a leading apparel, footwear and accessories company, and Fanatics Inc., a global digital sports platform, and previously served on the board of directors of Mattel Inc. from 2012 to 2018. Mr. Edwards received a BBA and MBA from Bernard Baruch College. We believe Mr. Edwards' extensive marketing and brand management experience, as well as public company leadership experience, make him well-qualified to serve on our board of directors.

Josh Simon	Age 47
Josh Simon has served as Funko, Inc.'s Chief Executive Officer and Director since September 2025. Mr. Simon previously served as Vice President, Global Consumer Products at Netflix, Inc., a media company, from March 2020 to August 2025. In this position, Mr. Simon led all aspects of the consumer products business division, including overseeing its global merchandise business, live experiences, and the Roald Dahl Story Company. He also launched Netflix’s first e-commerce platform for consumer products and managed relationships with the world’s largest retailers, including Walmart and Target, and oversaw the growth of the Netflix Live Experience business launching more than 40 unique experiences across 300 cities around the world. Prior to Netflix, Mr. Simon served in multiple leadership roles at Nike, Inc., a global athletic apparel company, from January 2015 to February 2020, including serving as Vice President, Product and Merchandising Strategy and Head of Global Category Strategy. He also served in senior roles at The Walt Disney Company, a media and entertainment company, from 2000 to 2006, including as Director of Production & Development. Mr. Simon received his B.A. in Economics from Harvard University. We believe Mr. Simon is qualified to serve on our board of directors due to his extensive leadership experience in operations, licensing and strategy and his perspective as the Company’s Chief Executive Officer.

PROPOSAL 2: Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Our Board has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of PwC is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.
PwC also served as our independent registered public accounting firm for the fiscal year ended December 31, 2025. Neither PwC nor any of its members have any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of PwC is expected to attend the Annual Meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions from stockholders.
In 2024, the Audit Committee conducted a competitive process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. As a result of this process, on April 11, 2024, the Audit Committee approved the engagement of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, effective May 9, 2024. On April 11, 2024, the Company notified and dismissed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm, effective May 9, 2024, and notified PwC of the Audit Committee’s approval of engagement. EY served as the Company's independent registered public accounting firm for the year ended December 31, 2023.
The reports of EY on the Company’s financial statements for each of the two fiscal years ended December 31, 2022 and 2023 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In the fiscal years ended December 31, 2022 and 2023 and in the subsequent interim period through May 9, 2024, there were no (a) “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) between the Company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the matter in its report, or (b) “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) other than as described below.
As reported in Part II, Item 9A of the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2023 (the “2023 10-K”) and December 31, 2022 (the “2022 10-K”), the Company reported material weaknesses in its internal control over financial reporting during such periods. As disclosed in the 2023 10-K, the Company concluded that its internal control over financial reporting was not effective as of December 31, 2023 due to the existence of material weaknesses in the Company’s internal control over financial reporting related to (a) failure to design and implement certain control activities that address relevant risks, retain sufficient evidence of the performance of control activities, or design control activities at the level of precision required to identify all potentially material errors, across all significant accounts, (b) failure to design and operate general information technology controls (“GITCs”), supporting change management, user access and segregation of duties controls within the Company’s US Enterprise Resource Planning software and systems related to its digital collectibles business and the Company was unable to effectively design and operate GITCs supporting change management within systems utilized by the Company in its financial reporting, other than its UK Enterprise Resource Planning software, and (c) failure to design and implement certain monitoring activities to ascertain whether the components of internal control are present and functioning. EY’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023, which was included in the 2023 10-K, contained an adverse opinion thereon.
As disclosed in the 2022 10-K, the Company concluded that its internal control over financial reporting was not effective as of December 31, 2022 due to the existence of material weaknesses in the Company’s internal control over financial reporting related to the same material weaknesses identified in the 2023 10-K except for the addition of the failure to design and implement certain risk assessment activities related to identifying and analyzing risks to achieve control objectives, and identifying and assessing changes in the business that could impact the system of internal controls and that (b) from above was defined as the failure to design and implement certain information and communication activities related to obtaining or generating and using relevant quality information to support the functioning of internal control. Specifically, the Company failed to design and implement GITCs supporting change management, user access and segregation of duties controls within information technology systems utilized by the Company in its financial reporting. EY’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022, which was included in the 2022 10-K, contained an adverse opinion thereon.

The Audit Committee has discussed the material weaknesses in the Company’s internal control over financial reporting with EY and has authorized EY to respond fully to the inquiries of PwC concerning such material weaknesses.
The Company provided EY with a copy of the disclosures contained in the Current Report on Form 8-K filed with the SEC on April 12, 2024 (the “Form 8-K”), and requested that EY furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements contained therein. A copy of EY’s letter, dated April 12, 2024, was filed as Exhibit 16.1 to the Form 8-K. The Company amended the Form 8-K on May 9, 2024 to (i) disclose the effective date of the dismissal of EY and the engagement of PwC, and (ii) update the interim period disclosures related to paragraphs (a)(1)(iv), (a)(1)(v) and (a)(2) of Item 304 of Regulation S-K.
During the years ended December 31, 2022 and 2023 and through May 9, 2024, neither the Company nor anyone on its behalf consulted with PwC with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that PwC concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).
In the event that the appointment of PwC is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2027. Even if the appointment of PwC is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of Funko.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends a vote FOR the Ratification of the Appointment of PwC as our Independent Registered Public Accounting Firm.

Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed Funko’s audited financial statements for the fiscal year ended December 31, 2025 and has discussed these financial statements with management and Funko’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, Funko’s independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and Securities and Exchange Commission.
Funko’s independent registered public accounting firm also provided the Audit Committee with a formal written statement required by the rules of the PCAOB describing all relationships between the independent registered public accounting firm and Funko, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from Funko.
Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Funko’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Diane Irvine (Chair)
Jason Harinstein
Sarah Kirshbaum Levy

Independent Registered Public Accounting Firm Fees and Other Matters
The following table summarizes the fees of PwC, our independent registered public accounting firm for fiscal year 2025 and 2024 for audit and other services.

Fee Category	Fiscal 2025	Fiscal 2024
Audit Fees	$4,969,000	$4,967,000
Audit-Related Fees	—	—
Tax Fees	8,000	—
All Other Fees	2,000	2,000

Total Fees	$4,979,000	$4,969,000

AUDIT FEES
Audit fees consist of fees for the audit of our consolidated financial statements, the audit of internal controls over financial reporting, the review of the unaudited interim financial statements included in our quarterly reports on Form 10-Q, audits in connection with statutory filings, and other professional services provided in connection with statutory and regulatory filings or engagements.

AUDIT RELATED FEES
There were no audit related fees in 2025 and 2024.

TAX FEES
Tax fees in 2025 comprise fees for services related to UK tax compliance. There were no tax fees 2024.

ALL OTHER FEES
Other fees included annual fees for subscriptions and licenses to accounting and tax resources in 2025 and 2024.

AUDIT COMMITTEE PRE-APPROVAL POLICY AND PROCEDURES
The Audit Committee has adopted a policy (the “Pre-Approval Policy”) which sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage our independent auditor to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by our independent auditor has received general pre-approval by the Audit Committee, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels or budgeted amounts also require specific pre-approval. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. On an annual basis, the Audit Committee reviews and generally pre-approves any services (and related fee levels or budgeted amounts) that may be provided by our independent auditor without first obtaining specific preapproval from the Audit Committee or the Chair of the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. All services to the Company provided by our independent auditor in each of 2025 and 2024 were approved in accordance with the Pre-Approval Policy.

PROPOSAL 3: Advisory Vote on the Compensation of our Named Executive Officers
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act of 1934, as amended (the “Exchange Act”), the Company requests that our stockholders cast a non-binding, advisory vote to approve the compensation of the Company’s named executive officers identified in the section titled “Compensation Discussion and Analysis” set forth below in this proxy statement. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Please read “Compensation Discussion and Analysis” beginning on page 26 of this proxy statement for additional details about our executive compensation programs. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices for named executive officers described in this proxy statement.
Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders hereby approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2026 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and intend to consider our stockholders’ views regarding our executive compensation programs.
At our 2023 Annual Meeting of Stockholders, the Company’s stockholders recommended, on an advisory basis, that the stockholder vote on the compensation of our named executive officers occur every year. Accordingly, the next say-on-pay vote will occur at the 2027 Annual Meeting of Stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers.

EXECUTIVE OFFICERS
The following table identifies our current executive officers:

Name	Age
Josh Simon (1)	47	Chief Executive Officer and Director
Yves Le Pendeven (2)	47	Chief Financial Officer
Tracy Daw (3)	60	Chief Legal Officer and Secretary
Andrew Oddie (4)	53	Chief International Officer
Husnal Shah (5)	48	Chief Product Officer
(1) See page 12 of this proxy statement for Josh Simon’s biography.
(2) Yves Le Pendeven has served as Funko, Inc.'s Chief Financial Officer since August 2024. Since joining Funko in October 2019, Mr. Le Pendeven has held several roles as a senior finance executive since joining Funko in 2019, most recently serving as Acting Chief Financial Officer from March 2024 to August 2024 and before that as Deputy Chief Financial Officer from August 2023 to March 2024, as SVP of Finance from August 2022 until August 2023, VP of Financial Planning and Analysis from January 2021 until August 2022 and Senior Director, Financial Planning and Analysis from October 2019 until January 21. From April 2015 to October 2019, Mr. Le Pendeven served multiple senior-level finance roles at Volcom, a subsidiary of the Kering Group, most recently as Vice President, Financial Planning & Analysis, where he oversaw global financial planning. From January 2008 to March 2015, Mr. Le Pendeven was a Director, Financial Planning & Analysis in the corporate finance group at Quiksilver. Mr. Le Pendeven earned a M.B.A. from the Paul Merage School of Business at University of California - Irvine and a B.A. in Science, Technology and Society from Stanford University.
(3) Tracy Daw has served as Funko, Inc.’s Chief Legal Officer and Secretary since March 2022 and as the Senior Vice President and General Counsel of FAH, LLC since July 2016. Previously, Mr. Daw served as Senior Vice President, General Counsel and Secretary from Funko Inc.'s formation in April 2017 to March 2022. Mr. Daw served as the General Counsel of INRIX, Inc. from April 2012 until July 2016, where he was responsible for global legal affairs, with emphasis on corporate and intellectual property matters. He also previously served in various roles at RealNetworks, Inc. from February 2000 until April 2012, including as Senior Vice President, Chief Legal Officer and Corporate Secretary, where he managed the company’s global legal affairs and corporate development efforts. From 1990 to 2000, Mr. Daw was a member of the law firm of Sidley Austin LLP, where he was a partner. Mr. Daw received a J.D. from the University of Michigan Law School and a B.S. in Industrial and Labor Relations from Cornell University.
(4) Andrew Oddie has served as Funko, Inc.’s Chief International Officer since March 2026, prior to which he had served as our Chief Commercial Officer from September 2023 to March 2026 and Chief Revenue Officer from May 2022 to September 2023. Prior to his appointment as Chief Revenue Officer, he served as Managing Director, EMEA, since joining the Company in January 2017. Mr. Oddie has over 25 years of experience in selling, manufacturing and marketing pop culture merchandise, and has held active board positions at key companies in the sector such as Forbidden Planet International, Forbidden Planet New York and Underground Toys Limited. He founded both Underground Toys and Forbidden Planet Home Shopping, giving him a unique insight across the key categories and properties that Funko creates and sells. During his tenure as Managing Director of Underground Toys, he sourced and oversaw the company’s manufacturing base in the Far East, as well as building the sales of the business to over $70 million. Underground Toys Limited was acquired by Funko in early 2017.
(5) Husnal Shah has served as Funko, Inc.’s Chief Product Officer since July 2025. Prior to her appointment of Chief Product Officer, she was Vice President of Global Sourcing at Funko from November 2021 to July 2025, where she also oversaw Product Safety and Quality, Social Compliance, and managed the Company’s operations across Asia. Before joining Funko, she held several leadership roles at The Walt Disney Company, rising through positions of increasing responsibility within Product Development and Sourcing from May 2006 to November 2021. Most recently, she served as Director of Global Sourcing at Disney Consumer Products, where she led both vertical and wholesale businesses. Ms. Shah holds an M.B.A. from the K.S. School of Business Management at Gujarat University in India.

CORPORATE GOVERNANCE
GENERAL
Our Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and charters for our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of Funko. You can access our current committee charters, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics in the “Governance” section of the “Investor Relations” page of our website located at www.funko.com, or by writing to our Secretary at our offices at 2802 Wetmore Avenue, Everett, Washington 98201.

BOARD COMPOSITION
Our Board currently consists of nine (9) members: Charles Denson, Reed Duchscher, Trevor Edwards, Jason Harinstein, Diane Irvine, Jesse Jacobs, Michael Kerns, Sarah Kirshbaum Levy, and Josh Simon. Our Board is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successor to each director whose term then expires will be elected to serve from the time of election and qualification until the third annual meeting following election or such director’s death, resignation or removal, whichever is earliest to occur. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company. Our directors may be removed only for cause, at a meeting called for that purpose.

STOCKHOLDERS AGREEMENT
Pursuant to our Stockholders Agreement with TCG, TCG is entitled to designate up to two directors, apportioned among the classes, for as long as the TCG Related Parties (as defined in the Stockholders Agreement) beneficially own directly or indirectly, in the aggregate, at least 20% of our Class A common stock; and one director for so long as the TCG Related Parties beneficially own directly or indirectly, in the aggregate, less than 20% but at least 10% of our Class A common stock (assuming in each such case that all outstanding common units in FAH, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis) (each, a “TCG director designee”). The TCG Related Parties are not entitled to designate any director if at any time, the TCG Related Parties beneficially own, directly or indirectly, in the aggregate less than 10% of all issued and outstanding shares of Class A common stock (assuming in each such case that all outstanding common units in FAH, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis).
Pursuant to the Stockholders Agreement, TCG has also agreed to vote, or cause to be voted, all outstanding shares of Class A common stock held by the TCG Related Parties and capable of being voted in such meeting, affirmatively in favor of the election of each director designee nominated by the Board to serve as a director. In addition, at each meeting of the stockholders, TCG has agreed to cause all outstanding shares of Class A common stock held by the TCG Related Parties to be present in person or by proxy for quorum purposes, and shall ensure that their broker-designees, if any, have the authority to vote on at least one “routine” matter at such meeting sufficient to be counted as present for quorum purposes.

DIRECTOR INDEPENDENCE
Our Board of Directors has affirmatively determined that Charles Denson, Reed Duchscher, Trevor Edwards, Jason Harinstein, Diane Irvine, Jesse Jacobs, Michael Kerns and Sarah Kirshbaum Levy, are each an “independent director,” as defined under the rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”). In evaluating and determining the independence of the directors, the Board considered that Funko may have certain relationships with its directors. Specifically, the Board of Directors considered that Mr. Jacobs and Mr. Kerns are affiliated with TCG, and TCG owns approximately 22.4% of our combined voting power as of April 10, 2026. However, the Board determined that this relationship does not impair the independence of Mr. Jacobs or Mr. Kerns under the Nasdaq Rules.

DIRECTOR CANDIDATES
The Nominating and Corporate Governance Committee is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board, subject to any obligations and procedures governing the nomination of directors to the Board that may be included in the Stockholders Agreement.
To facilitate the search process for director candidates, the Nominating and Corporate Governance Committee may solicit our current directors and executives for the names of potentially qualified candidates or may ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and potential conflicts of interest and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee of candidates for election as director.
In accordance with our Corporate Governance Guidelines, in evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider (i) minimum individual qualifications, including a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments and (ii) all other factors it considers appropriate, which may include experience in corporate management, experience as a board member of other public companies, relevant professional or academic experience, leadership skills, financial and accounting background, executive compensation background and whether the candidate has the time required to fully participate as a director of the Company. In addition, the Board will consider whether there are potential conflicts of interest with a candidate’s other personal and professional pursuits. Our Corporate Governance Guidelines provide that the Board should monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.
Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Secretary, Funko, Inc., 2802 Wetmore Avenue, Everett, Washington 98201. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

COMMUNICATIONS FROM STOCKHOLDERS
Stockholders who wish to send communications on any topic to the Board or, if applicable, specified individual directors should address such communications to the Board of Directors or such individual director in writing: c/o Secretary, 2802 Wetmore Avenue, Everett, Washington 98201. The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. Our Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors as he considers appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Secretary and Chairperson of the Board consider to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT
Our Board exercises its discretion in combining or separating the roles of Chairperson of the Board and Chief Executive Officer as it deems appropriate in light of prevailing circumstances. We believe that we, like many U.S. companies, are well-served by a flexible leadership structure. Currently, the roles are separated, with Mr. Denson serving as Chairperson of the Board and Mr. Simon serving as Chief Executive Officer. Our Board has determined that separating the roles of Chairperson of the Board and Chief Executive Officer is best for our Company and its stockholders at this time because it allows Mr. Simon to focus on the day-to-day operation of our business and allows Mr. Denson to focus on Board-related matters. However, our Board will continue to consider whether the positions of Chairperson of the Board and Chief Executive Officer should be combined or separated at any given time as part of our succession planning process.
Our Corporate Governance Guidelines provide that, if our Chairperson of the Board is also a member of management or is a director that does not otherwise qualify as an independent director, the independent directors may elect a lead director, whose responsibilities would include presiding over all meetings of the Board at which the Chairperson of the Board is not present, including any executive sessions of the independent directors; approving meeting schedules and agendas; and acting as the liaison between the independent directors and the Chief Executive Officer and Chairperson of the Board, as appropriate. We currently do not have a lead director as our Chairperson qualifies as an independent director.
Risk assessment and oversight are an integral part of our governance and management processes. Our management is responsible for our day-to-day risk management activities. Our Audit Committee is responsible for overseeing our risk management process. Our Audit Committee focuses on our general risk management policies and strategy, the most significant risks facing us, including cybersecurity, and oversees the implementation of risk mitigation strategies by management. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight role, and approval of corporate matters and significant transactions. The Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.

CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. A copy of the Code is available on our website at www.funko.com in the “Governance” section of the “Investor Relations” page. We expect that any amendments to the Code, or any waivers of its requirements, that are required to be disclosed by SEC or Nasdaq Rules will be disclosed on our website.

INSIDER TRADING COMPLIANCE POLICY; ANTI-HEDGING POLICY
Our Board has adopted an Insider Trading Compliance Policy, which governs the purchase, sale and other dispositions of our securities by our directors, officers and employees. We believe our Insider Trading Compliance Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the Company. It is also our policy to comply with applicable insider trading laws and regulations with respect to transactions in our own securities. A copy of our Insider Trading Compliance Policy was filed as Exhibit 19.1 to our 2025 Form 10-K.

The Insider Trading Compliance Policy prohibits our directors, officers and employees, certain members of their families and any entities they control from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly.

EXECUTIVE SESSIONS
The independent members of the Board meet in regularly scheduled executive sessions. Such meetings are presided over by the Chairperson of the Board or, if the Chairperson of the Board is not present, a director selected on a meeting-by-meeting basis by a majority of the independent directors present.

ATTENDANCE BY MEMBERS OF THE BOARD OF DIRECTORS AT MEETINGS
There were thirteen meetings of the Board during the fiscal year ended December 31, 2025. During the fiscal year ended December 31, 2025, each director attended at least 75% of the aggregate of (i) all meetings of the Board and (ii) all meetings of the committees on which the director served during the period in which he or she served as a director, except Michael Kerns, who attended 67% of such meetings.
Under our Corporate Governance Guidelines, which are available on our website at www.funko.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to regularly prepare for and attend meetings of the Board and all committees on which the director sits (including separate meetings of the independent directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chairperson of the Board or the Chairperson of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that absent compelling circumstances directors will attend. All of our directors attended our 2025 Annual Meeting of Stockholders.

Committees of the Board
Our Board has established three standing committees—Audit, Compensation and Nominating and Corporate Governance—each of which operates under a written charter that has been approved by our Board.
The members of each of the Board committees are set forth in the following chart.

Name	Audit	Compensation	Nominating and Corporate Governance
Charles Denson			X
Reed Duchscher
Trevor Edwards		X
Jason Harinstein	X
Diane Irvine	Chair	X
Jesse Jacobs			Chair
Michael Kerns			X
Sarah Kirshbaum Levy	X	Chair
Josh Simon

AUDIT COMMITTEE
Our Audit Committee’s responsibilities include, but are not limited to:
•appointing, compensating, retaining and overseeing our independent registered public accounting firm;
•discussing with our independent registered public accounting firm their independence from management;
•discussing with our independent registered public accounting firm any audit problems or difficulties and management’s response;
•approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•reviewing our policies on risk assessment and risk management;

•considering and discussing with management and the independent auditor the Company’s code of ethics and procedures to enforce the code;
•reviewing related person transactions; and
•establishing procedures for the confidential anonymous submission of complaints regarding questionable accounting, internal controls or auditing matters, and for the confidential anonymous submission of concerns regarding questionable accounting or auditing matters.
The Audit Committee's charter is available on our website at www.funko.com. The members of the Audit Committee are Diane Irvine, Jason Harinstein and Sarah Kirshbaum Levy, with Ms. Irvine serving as Chair. Our Board has affirmatively determined that each of Ms. Irvine, Mr. Harinstein and Ms. Levy meets the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 promulgated under the Exchange Act and the Nasdaq Rules, including those related to Audit Committee membership.
The members of our Audit Committee meet the requirements for financial literacy under the applicable Nasdaq Rules. In addition, our Board has determined that each of Mr. Harinstein and Ms. Irvine qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K, and under the similar Nasdaq Rules requirement that the Audit Committee have a financially sophisticated member.
The Audit Committee met five times during the fiscal year ended December 31, 2025.

COMPENSATION COMMITTEE
The Compensation Committee is responsible for, among other matters:
•reviewing and approving, or recommending that the Board of Directors approve, the compensation of our Chief Executive Officer and other executive officers;
•reviewing and making recommendations to the Board of Directors regarding director compensation;
•administering and overseeing the Company’s compliance with the compensation recovery policy required by SEC and Nasdaq rules; and
•reviewing and approving incentive compensation and equity-based plans and arrangements and making grants of cash-based and equity-based awards under such plans.
The Compensation Committee generally considers the Chief Executive Officer’s recommendations when making decisions regarding the compensation of non-employee directors and executive officers (other than the Chief Executive Officer). Pursuant to the Compensation Committee’s charter, which is available on our website at www.funko.com, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. In 2025, the Compensation Committee engaged Semler Brossy Consulting Group (“Semler Brossy”), a compensation consulting firm, to assist in making decisions regarding the amount and types of compensation to provide our executives and non-employee directors. As part of this process, the Compensation Committee met with Semler Brossy to discuss our executive and non-employee director compensation and to receive input and advice. Semler Brossy reports directly to the Compensation Committee. The Compensation Committee may delegate its authority under its charter to a subcommittee as it deems appropriate from time to time. The Compensation Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it deems appropriate, including the authority to request any officer, employee or adviser of the Company to meet with the Compensation Committee or any advisers engaged by the Compensation Committee. In addition to the foregoing and other authority expressly delegated to the Compensation Committee in the charter, the Compensation Committee may also exercise any other powers and carry out any other responsibilities consistent with the charter, the purposes of the Compensation Committee, the Company’s Amended and Restated Bylaws and applicable Nasdaq Rules. See “Executive Compensation—Narrative to Summary Compensation Table” and “Director Compensation” below for more information on our processes and procedures for determining executive and director compensation.

The members of our Compensation Committee are Sarah Kirshbaum Levy, Trevor Edwards, and Diane Irvine, with Ms. Levy serving as Chair. Each member of the Compensation Committee qualifies as an independent director under Nasdaq’s heightened independence standards for members of a compensation committee and as a “non-employee director” as defined in Section 16b-3 of the Exchange Act.
The Compensation Committee met six times during the fiscal year ended December 31, 2025.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The Nominating and Corporate Governance Committee is responsible for, among other matters:
•identifying individuals qualified to become members of our Board of Directors, consistent with criteria set forth in our corporate governance guidelines and in accordance with the terms of the Stockholders Agreement;
•annually reviewing the committee structure of the Board of Directors and recommending to the Board of Directors the directors to serve as members of each committee;
•overseeing self-evaluations of the Board and its committees; and
•reviewing and recommending to our Board of Directors changes to our Corporate Governance Guidelines.
The Nominating and Corporate Governance Committee's charter is available on our website at www.funko.com. Our Nominating and Corporate Governance Committee consists of Jesse Jacobs, Charles Denson and Michael Kerns, with Mr. Jacobs serving as Chair. The Nominating and Corporate Governance Committee has the authority to consult with outside advisors or retain search firms to assist in the search for qualified candidates or consider director candidates recommended by our stockholders.
The Nominating and Corporate Governance Committee met two times during the fiscal year ended December 31, 2025.

COMPENSATION DISCUSSION AND ANALYSIS

GENERAL
In this Compensation Discussion and Analysis (“CD&A”), we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below (each, an “NEO”) during fiscal 2025, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal 2025 and the material factors considered in making those decisions. Our NEOs for the year ended December 31, 2025 are:
•Josh Simon, Chief Executive Officer
•Yves Le Pendeven, Chief Financial Officer;
•Tracy Daw, Chief Legal Officer and Secretary;
•Andrew Oddie, Chief International Officer (and former Chief Commercial Officer through March 4, 2026);
•Husnal Shah, Chief Product Officer (and former Senior Vice President, Product through July 29, 2025);
•Cynthia Williams, former Chief Executive Officer; and
•Michael Lunsford, former Interim Chief Executive Officer.
In connection with certain executive leadership team changes that occurred during fiscal year 2025, effective July 5, 2025, Ms. Williams ceased serving as of our Chief Executive Officer and Mr. Lunsford commenced serving as our Interim Chief Executive Officer until September 1, 2025, when Mr. Simon commenced serving as of our Chief Executive Officer. Ms. Shah was appointed Chief Product Officer, effective July 30, 2025.

EXECUTIVE SUMMARY
2025 Performance Highlights and Pay for Performance.
Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that the compensation of our NEOs for fiscal year 2025 was aligned with the Company’s performance during 2025.
In order to align pay with performance, a significant portion of our NEOs’ compensation is delivered in the form of equity awards and annual cash incentives, each of which depends on our actual performance and/or the equity appreciation of our company. For fiscal year 2025, approximately 78% of Mr. Simon’s total target compensation and 66% of our other NEOs’ total target compensation (excluding Messrs. Williams and Lunsford) was in the form of stock options, restricted stock units (“RSUs”), and annual cash incentives.
2025 Compensation Highlights. Consistent with our compensation philosophy, key compensation decisions for 2025 included the following:
•Base Salaries and Target Annual Cash Incentive Opportunities. The compensation committee of the Board (the “Compensation Committee”) approved incremental increases to 2025 base salaries for Messrs Le Pendeven, Oddie and Daw. The Compensation Committee determined target bonuses for our continuing NEOs, expressed as a percentage of the applicable executive’s base salary, would remain level.

•Annual Cash Incentives. For 2025, the Compensation Committee selected performance goals for our performance-based annual bonus program that were intended to promote our business plan and short-term goals, including with respect to Net Sales, Adjusted EBITDA, Pop! Yourself revenue and certain operational improvements (each as described below). Additionally, the Compensation Committee elected not to base a portion of the NEOs annual cash incentive on any individual accomplishments and contributions, electing instead to focus entirely on company-wide achievement. The plan also included an Adjusted EBITDA gate in order for any payouts to be achieved for the Net Sales or strategic objective goals. Based on the Company’s performance in 2025, the Compensation Committee determined that the EBITDA gate was not achieved and, as a result, the 2025 bonuses for our continuing NEOs from 2024 were achieved at 0%.
•Equity-Based Long Term Incentives. For 2025, a meaningful portion of the total compensation of our executive officers was directly tied, through the use of stock options and RSUs, to the growth and long-term success of our Company. In addition, in connection with his appointment as Chief Executive Officer, the Compensation Committee determined it was appropriate to grant Mr. Simon a performance-based stock award, a significant portion of which only vests upon the achievement of a certain stock price hurdle, such that a meaningful portion of Mr. Simon’s total compensation is directly tied, through such performance awards, to the long-term performance and growth of our stock price.
We are focused on a total compensation program that attracts, rewards and retains our executive talent, including our NEOs, while linking our executives’ pay to performance. We provide competitive cash compensation through base salary, which is fixed pay, and short-term annual cash performance bonuses. Our equity program provides for long-term equity awards in the form of time-based stock options and time-based (and performance-based for our Chief Executive Officer) RSUs, which we rely on to ensure a strong connection between our executive compensation program and the long-term growth of the Company. By ensuring that our executive officers have a meaningful portion of their potential cash and equity compensation tied to long-term stock price performance, we are able to closely align the interests of our executive officers with the interests of our stockholders. The following charts reflect the breakdown of the different pay components for our current CEO, Mr. Simon, as well as our other NEOs (excluding Mr. Lunsford and Ms. Williams), based on their target compensation for 2025 (determined by our Board of Directors in March 2025 for Messrs. Le Pendeven, Oddie and Daw, and upon their appointment as executive officers with respect to Mr. Simon and Ms. Shah).

Compensation Governance and Best Practices. We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

	What We Do		What We Do Not Do
✓	Emphasize performance-based, at-risk compensation.	X	Do not grant uncapped cash incentives or guaranteed equity compensation.

✓	Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	X	Do not reprice our stock option awards without shareholder approval.

✓	Weight the overall pay mix towards incentive compensation for senior executives.	X	Do not allow for hedging or pledging of Company stock.

✓	Engage an independent compensation consultant to advise our Compensation Committee.	X	Do not provide excessive perquisites for executives

✓	Maintain stock ownership guidelines for executive officers and non-employee members of our Board.

✓	Maintain a clawback policy that provides for the recoupment of certain compensation in certain events.

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY
The key objective in our executive compensation program is to attract, motivate, and reward leaders who have the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:
•Attract and retain talented and experienced executives in a competitive and dynamic market;
•Motivate our NEOs to help our company achieve the best possible financial and operational results;
•Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and
•Align the long-term interests of our NEOs with those of our stockholders.
We strive to set our overall total compensation at a competitive level. Executives are compensated based on factors such as experience, performance, scope of position, market pay levels, and the competitive demand for proven executive talent, as described further below under “Determination of Executive Compensation.”

PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

Participant	Role
Compensation Committee	●	Approves the target total direct compensation for our CEO, in consultation with the Compensation Committee’s independent compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”)
	●	Approves the target total direct compensation for our NEOs (other than the CEO) after receiving input from our CEO, our SVP of People & Culture, and Semler Brossy
Independent Compensation Consultant	●	Provides objective advice on our executive compensation practices, including conducting a comprehensive analysis of our executive compensation program using publicly-available information from peer companies and broader market survey data to compare each element of our executive compensation program
	●	Provides input and perspective related to incentive plan design, trends and regulatory developments, peer groups and compensation review methodology, and other executive compensation practices
	●	Attended all meetings held by the Compensation Committee
	●	Did not provide any other services to the Company in 2025 other than support to the Compensation Committee
Management	●	The CEO reviews with the Compensation Committee a performance assessment for each of the other NEOs at the beginning of each fiscal year, recommends their target compensation levels, including salaries and target annual and long-term incentive levels, with the exception of the CEO's own compensation
	●	The Compensation Committee factors in these assessments and recommendations, along with other information, to determine final compensation
	●	The Chief Financial Officer, Chief Legal Officer, and SVP of People & Culture regularly attend Compensation Committee meetings upon request, but are not present for any of the discussions of their own compensation as part of our focus on strong corporate governance
The Compensation Committee has evaluated Semler Brossy’s independence pursuant to the requirements of Nasdaq and SEC rules and has determined that Semler Brossy does not have any conflicts of interest in advising the Compensation Committee.
Determination of Executive Compensation
In setting executive compensation, the Compensation Committee considers a number of factors, including, the recommendations of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s own compensation), and for all NEOs, current and past total compensation, competitive market data and analysis from the peer group and broader survey data for similarly sized companies provided by Semler Brossy, the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, and internal equity pay considerations. Our Chief Executive Officer’s recommendations were based on their evaluation of each other NEO’s individual performance and contributions, of which our Chief Executive Officer had direct knowledge. Our full Board of Directors makes decisions regarding our Chief Executive Officer's (and Interim Chief Executive Officer’s) compensation.
Comparative Market Pay Analysis
In consultation with Semler Brossy, our Compensation Committee focuses on publicly disclosed information from the peer group as well as broader market survey data for companies similarly sized to Funko when evaluating our executive compensation program. The Compensation Committee periodically reviews the composition of the peer group to assess its continued relevance based on a combination of quantitative and qualitative factors including size, revenue and market capitalization, business fit, talent market overlap, and other relevant factors.

For 2025, the peer group (which was unchanged from the 2024 peer group) consisted of:

●	G-III Apparel	●	iRobot	●	Johnson Outdoors

●	Universal Electronics	●	Helen of Troy	●	Scholastic

●	Revolve Group	●	JAKKS Pacific	●	Wolverine Worldwide

●	YETI Holdings	●	Duluth Holdings	●	Stich Fix

●	GoPro	●	Movado Group	●	SpinMaster

●	WWE	●	MSG Networks
While the Compensation Committee does not establish compensation levels for any element of compensation solely based on a comparative market analysis, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

RESULTS OF STOCKHOLDER ADVISORY VOTE ON NEO COMPENSATION
At our 2025 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the 2024 compensation of our then named executive officers, or a “Say-on-Pay” vote. Our stockholders overwhelmingly approved the 2024 compensation of our then named executive officers, with over 95% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation philosophy, specifically our efforts to attract, retain, and motivate our executive officers, including our NEOs. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including our NEOs. Our policy is to hold Say-on-Pay votes on the compensation of our NEOs on an annual basis, which is consistent with our stockholders’ preference.

ELEMENTS OF COMPENSATION
The primary elements of our NEOs’ compensation and the main objectives of each are:
•Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities, and provides stable income;
•Annual Performance-Based Incentive Compensation. Annual performance bonuses promote short-term performance objectives and reward executives for their contributions toward achieving those objectives;
•Equity Based Long-Term Incentive Compensation. Equity compensation, provided in the form of stock options and time-based RSUs (and for our Chief Executive Officer, PSUs), aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.
In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also maintain severance and change in control arrangements, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2025 is described further below.

Consideration of Risk
The Compensation Committee considers, in establishing and reviewing our employee compensation programs, whether each of these programs encourages unnecessary or excessive risk taking. The Company, after reviewing and discussing the compensation programs with the Compensation Committee, including the facts that base salaries are fixed in amount, that short-term cash incentive awards represent a reasonable portion of employees’ target total direct compensation opportunities and set rigorous, yet attainable goals, and that long-term equity awards help further align employees’ interests with those of our stockholders and are earned, in part, on the achievement of Company performance goals, believes that the programs are balanced and do not motivate or encourage unnecessary or excessive risk taking. The Compensation Committee did not identify any risks with the compensation policies and practices that were reasonably likely to have a material adverse effect on the Company.
Base Salary
The base salaries of our named executive officers are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of new hires at the time of hire. In 2025, our Compensation Committee approved base salary increases for Mr. Le Pendeven from $500,000 to $520,000, for Mr. Oddie from £496,500 to £508,914 and for Mr. Daw from $465,000 to $478,950. Such increases were intended to reflect the scope of responsibilities assumed by each such executive and ensure stability on the Company’s leadership team. Our NEOs’ annualized base salaries for 2025 and 2024 were as set forth below:

Name(1)(2)	2025 Annualized Base Salary	2024 Annualized Base Salary

Josh Simon	$1,000,000

Yves Le Pendeven	$520,000	$500,000

Tracy Daw	$478,950	$465,000

Andrew Oddie	£519,092(3)	£508,914

Husnal Shah	$500,000(4)

Cynthia Williams	$1,000,000	$1,000,000
(1) Effective July 5, 2025, Ms. Williams ceased serving as our Chief Executive Officer, and Mr. Lunsford commenced serving as our Interim Chief Executive Officer. Effective July 30, 2025. Ms. Shah was appointed our Chief Product Officer. Effective September 1, 2025, Mr. Lunsford ceased serving as our Interim Chief Executive Officer, and Mr. Simon commenced serving as our Chief Executive Officer.
(2) During his service as Interim Chief Executive Officer, Mr. Lunsford was paid a monthly flat fee of $75,000
(3) As of December 31, 2025, this was equal to $687,174 based on a currency exchange rate of £1 to $1.3238.
(4) In connection with Ms. Shah’s appointment as Chief Product Officer, effective July 30, 2025, her annual base salary was increased to $500,000.

Annual Performance-Based Cash Incentive Compensation
We consider annual cash incentive bonuses to be an important component of our total compensation program and provides incentives necessary to retain executive officers and align their compensation with Company performance.

For 2025, target and maximum cash incentive bonuses as a percentage of salary were as set out below.

Named Executive Officer(1)	Target Cash Incentive	Maximum Cash Incentive

Cynthia Williams(2)	100%	125%

Yves Le Pendeven	75%	93.75%

Tracy Daw	75%	93.75%

Andrew Oddie	75%	93.75%

Husnal Shah	75%	93.75%

(1) Mr.. Lunsford was not eligible for annual performance-based cash incentive compensation. Pursuant to the terms of the Simon Agreement (as defined below), Mr. Simon was eligible for a discretionary bonus of up to $250,000 for 2025, provided that for future years starting in 2026, Mr. Simon will have a target cash incentive bonus equal to 100% of his base salary.
(2) Due to the termination of her employment, Ms. Williams was not eligible for a cash incentive bonus in 2025.
Target bonus percentages were unchanged from 2024 for Messrs. Le Pendeven, Daw and Oddie following consideration of the factors set forth above under “Determination of Executive Compensation”.
Under the Executive Incentive Plan, our Compensation Committee establishes company performance goals each year and, at the completion of the year, determines actual bonus payouts after assessing company and, if applicable, individual performance against these goals. The Executive Incentive Plan for fiscal 2025 was based solely on company performance goals. The Executive Incentive Plan for fiscal 2025 was a performance-based framework that included (i) financial measures focused on stabilizing the Company’s performance in the second half of the year (weighted at 50%) including improving second half Net Sales and full-year Adjusted EBITDA year-over-year from 2024 and (ii) performance against certain strategic objectives (weighted at 50%) including achieving target revenue from the Company’s Pop! Yourself product offering, offsetting incremental tariff expenses and improving operational improvements in certain areas. The plan also included an Adjusted EBITDA gate in order for any payouts to be achieved for the Net Sales or strategic objective goals.
“Adjusted EBITDA” is defined as: net (loss) income before interest expense, net, income tax expense (benefit), depreciation and amortization, further adjusted for non-cash charges related to equity-based compensation programs, acquisition transaction costs and other expenses, certain severance, relocation and related costs, foreign currency transaction losses, Tax Receivable Agreement liability adjustments and other unusual or one-time items.
“Net Sales” is defined as: revenue less sales allowances and discounts.
Adjusted EBITDA is a non-GAAP financial measure. This non-GAAP financial measure is not a substitute for or superior to the comparable financial measures under GAAP.
2025 Performance Goals

Goal	Weighting	Rating			Actual Achievement ($ in Millions)
Financial Measures		Below	Meets	Exceeds
2nd half Net Sales vs. prior Year	50%	<(5%)	(5)% to 5%	>5%	(10.7)%
Adjusted EBITDA		<$40 Million	$40 - 50 million	>$51 million	$26.7
Strategic Objectives
Pop! Yourself Revenue	50%	<45 Million	$45 - 50 million	>$51 Million	$34.40
Tariff Offsets		<$35 Million	$35 - 45 million	>$46 Million	Meets
Operational Excellence		Evergreen Sales			Not met
		Performance Management Process Improvements			Exceeds
		Budget Preparation Process Improvements			Meets
Based on the Company’s performance in 2025, the Compensation Committee determined that the Adjusted EBITDA gate was not achieved and, as a result, the 2025 bonuses for Messrs Le Pendeven, Daw, and Oddie were achieved at 0%.

Ms. Shah was appointed to the executive role of Chief Product Officer in July 2025, and her annual bonus was based on the same metrics, but was not subject to the Adjusted EBITDA gate applicable to our Executive Incentive Plan. Based upon the Compensation Committee’s evaluation of achievement against the goals set forth above, relative performance of the Company, external and macroeconomic factors, Ms. Shah’s bonus was achieved at 37.3%
In 2025, the Compensation Committee elected to eschew any individual component for NEOs under the fiscal 2025 Executive Incentive Plan, electing to focus instead on achievement of the company-wide goals set forth above.

Total actual cash incentives earned for 2025 under the Executive Incentive Plan were as set out below:

Named Executive Officer	Fiscal 2025 Payout
Josh Simon(1)	$250,000
Yves Le Pendeven	$0
Tracy Daw	$0
Andrew Oddie	$0
Husnal Shah	$126,716
(1) In light of the timing of his appointment as Chief Executive Officer and pursuant to the terms of the Simon Agreement (as defined below), Mr. Simon was not evaluated under Executive Incentive Plan, but was eligible for a discretionary bonus payout of up to $250,000 for 2025.
Ms Shah’s performance bonuses based on actual performance achievement are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2025 Summary Compensation Table” below. Mr. Simon’s 2025 bonus provided for under the Simon Agreement is set forth in the column entitled “Bonus” in the “2025 Summary Compensation Table” below.
Retention Bonus
In connection with her promotion to Chief Product Officer and to incentivize Ms. Shah’s retention with us, pursuant to the Shah Agreement (as defined below), Ms. Shah received a one-time $50,000 bonus on July 30, 2025. In the event Ms. Shah resigns from her employment without “good reason” or is terminated by the Company for “cause”, she will be required to repay the full amount of such bonus within 30 days of the date of termination.
Equity-Based Long-Term Incentive Awards
We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns interest of executives with those of our stockholders. Long-term incentive grant values are determined holistically in the context of total compensation levels. This process, as described above, considers comparative market analysis, retention, role criticality, and individual performance. We generally make our annual equity awards following the Compensation Committee meeting held in the first quarter.
Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay. In 2025, in light of significant anticipated changes to our management team during 2025, as well as to emphasize retention of other key members of management, our Compensation Committee determined not to grant PSUs, as part of the regular annual equity grant mix for our executives. For 2025, the Compensation Committee determined the appropriate weighting for the equity grant mix in 2025 for our then-current executive officers other than the Chief Executive Officer was two-thirds restricted stock units and one-third stock options in order to emphasize retention while still tying a significant portion of the awards to overall stock price performance. The Compensation Committee will review and assess the mix of equity awards in the future to ensure it remains appropriate and aligned with stockholder interests.

Performance of Prior Equity-Based Long-Term Incentive Grants
Achievement of Targets for Third Year of 2023-2025 PSUs

Performance Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement	% of Target Payout Earned (2023)
Net Sales (in millions)	$1,211	$1,425	$1,853	$908	0%
Adjusted EBITDA Margin	14%	18%	23%	5%	0%
Achievement for Year Three of Performance Period(1)					0%
Achievement for Years One and Two of Performance Period					0%
Overall Achievement for 2023 - 2025 PSUs					0%
(1) Performance targets are established at the beginning of the three-year performance period. No PSUs are eligible to vest until the completion of the applicable three-year performance period. The Adjusted EBITDA Margin metric for the 2023-2025 Performance Based Stock Units is only measured following year three of the Performance Period.
2025 Equity-Based Long-Term Incentive Grants
2025 annual equity awards were granted through a combination of restricted stock units (“RSUs”) and stock options to our NEOs as follows:

	RSUs	Stock Options
Weighting	100% for former CEO, 67% for other NEOs	33% for non-CEO NEOs
Vesting Period	25% annually over four years	25% after year one, 1/36th monthly thereafter
RSUs and stock options reward long-term stock price appreciation, promote retention, facilitate stock ownership, and align our NEOs’ interests with those of our stockholders.
In March 2025, we made the following grants to our NEOs:

Name	Target Grant Value ($)	Number of Shares Underlying Stock Options	Number of Shares Underlying RSUs

Cynthia Williams(1)	2,500,000		197,316

Yves Le Pendeven	742,500	29,300	39,069

Tracy Daw	742,500	29,300	39,069

Andrew Oddie	742,500	29,300	39,069

Husnal Shah	412,500	16,300	21,705

(1) Pursuant to the terms of the Williams Agreement, Ms. Williams was entitled to receive equity awards solely in the form of RSUs. In connection with the termination of her employment without “cause”, pursuant to the Williams Agreement the number of RSUs which would have vested during the 12-month period following her termination date, or 49,329 RSUs from this award, accelerated and vested.
(2) The 2025 annual equity grant made to Ms. Shah was made prior to Ms. Shah’s appointment to an executive-level role.
The number of shares subject to each grant was determined by dividing the target grant dollar values by a conversion price equal to the thirty-day trailing average closing price ending on the date immediately preceding the date of grant. The actual closing price on the date of grant was $7.38.

For our named executive officers, other than Mr. Lunsford (who was not eligible to receive an annual equity award for 2025) and Mr. Simon (who received an initial sign-on grant as set forth in the Simon Agreement), the Compensation Committee determined that it was appropriate to grant an annual equity mix targeted at approximately 67% RSUs and 33% options in order to promote a long-term compensation structure that emphasizes both retention and commitment to the financial performance of the Company. The amount of each award was based on several factors, including managing the Company’s available share pool, maintaining our ability to compete for outstanding talent while committing to the alignment of our executive compensation program with stockholders’ interests and long-term Company performance, and the NEO’s experience and position.
In connection with his appointment to the role of Chief Executive Officer on September 1, 2025, pursuant to the Simon Agreement, Mr. Simon was granted (i) a restricted stock unit award covering 1,000,000 Company shares of Class A common stock (the “Start Date Grant”), and (ii) 750,000 restricted stock units with respect to shares of Class A common stock (the “Inducement Grant”). The Start Date Grant will vest over four years in four equal annual installments on each of the first four anniversaries of the September 1, 2025. The Inducement Grant will vest as to: (A) 1/3 of the restricted stock units subject to the Inducement Grant over three years in three equal annual installments on each of the first three anniversaries of September 1, 2025, (B) 1/3 of the restricted stock units subject to the Inducement Grant based on the achievement of a stock price hurdle equal to or greater than $8.00 per share based on (I) the average of the Company’s closing share price over a 45 trading day trailing average or (II) the price received by holders of Class A common stock in connection with a change in control for each share of Class A common stock held on the date of such change in control, and (C) the remaining 1/3 of the restricted stock units subject to the Inducement Grant based on the achievement of a stock price hurdle equal to or greater than $20.00 per share based on (I) the average of the Company’s closing share price over a 45 trading day trailing average or (II) the price received by holders of Class A common stock in connection with a change in control for each share of Class A common stock held on the date of such change in control, which stock price hurdles must be achieved prior to the seventh anniversary of September 1, 2025, and in each case subject to Mr. Simon’s continued service through the applicable vesting dates. Mr. Simon did not receive an annual grant in 2026, and will be eligible for an annual grant beginning in 2027 pursuant to the terms of the Simon Agreement..

In connection with his service as Interim Chief Executive Officer and as an advisor to the Company, the Compensation Committee determined to award Mr. Lunsford an award of 10,000 restricted stock units for each month of service that vested in full at the end of such month. Mr. Lunsford received grants in each of July and August 2025. Prior to his re-appointment as Interim Chief Executive Officer in 2025 Mr. Lunsford was serving as a non-employee member of our Board, and in connection with such service, Mr. Lunsford received an annual equity award pursuant to our non-employee director compensation policy consisting of 26,000 options and 17,419 restricted stock units on June 12, 2025.
Equity Plans
Common Units. Prior to our initial public offering, certain of our employees were granted profits interests in FAH, LLC pursuant to the Amended FAH, LLC Agreement. Upon our initial public offering, these profit interest grants were converted into Common Units in FAH, LLC, but remained subject to vesting. As of December 31, 2023, all such common units were fully vested.
Options and Restricted Stock Units. In connection with our initial public offering we adopted the 2017 Incentive Award Plan, or the 2017 Plan, pursuant to which we may grant cash and equity-based incentive awards, including stock options and restricted stock units, to eligible service providers in order to attract, motivate and retain the talent for which we compete. In addition, in 2019 we adopted the 2019 Incentive Award Plan, or the 2019 Plan. The 2019 Plan supplements our 2017 Plan by providing us with an additional tool to grant cash and equity-based incentive awards, including stock options and restricted stock units, to eligible service providers in order to attract, motivate and retain the talent for which we compete.
In addition, in 2024 we adopted the 2024 Inducement Award Plan, or the Inducement Plan, under which awards may only be issued to eligible recipients under the applicable listing rules of the Nasdaq Stock Market LLC.
Retirement Savings, Health and Welfare Benefits
Retirement Plans. We currently maintain the Funko 401(k) Plan, a defined contribution retirement and savings plan, for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Currently, we match contributions made by participants in the 401(k) Plan up to 4% of the employee's annual earnings, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) Plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
a.medical, dental and vision benefits;
b.medical and dependent care flexible spending accounts;
c.short-term and long-term disability insurance; and
d.life insurance.
Perquisites. Pursuant to his service agreement and a subsequent letter agreement, Mr. Oddie is entitled to a monthly car allowance of £1,000 and a monthly housing stipend of $13,850 during the temporary relocation of his primary work location to the greater Los Angeles area, as well as a monthly cash supplement equal to 5% of his monthly salary in lieu of his participation in the Company’s UK pension scheme.
We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers. We do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of the executive’s duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Compensation Committee
No Tax Gross-Ups. We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.
Severance and Change in Control Arrangements
We were party to employment agreements with each of our NEOs other than Mr. Lunsford (who entered into a letter agreement providing for his appointment as Interim Chief Executive Officer), which provide for severance benefits and payments upon certain qualifying terminations of employment. Our Compensation Committee believes that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In addition, certain of our executives may be entitled to enhanced benefits in connection with a qualifying termination following a change in control, which can mitigate a potential disincentive for our executives when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The payments and benefits provided under our severance and change in control arrangements are designed to be competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2025, are set forth in “Potential Payments Upon Termination or Change in Control” below.
Additionally, effective April 19, 2023, we adopted an Executive Severance Policy pursuant to which eligible employees may be eligible to receive six to 12 months continued base salary payments and continuing healthcare, as well as, in certain instances, limited acceleration of equity awards with time-based vesting in the event such employees are terminated by the Company involuntarily or without “cause” or resign for “good reason” (each as described in the policy). The Executive Severance Policy does not apply to our NEOs who have employment agreements which provide for comparable severance benefits. Mr. Lunsford declined to be covered by the Executive Severance Policy due to the expected short-term nature of his appointment.

OTHER POLICIES AND CONSIDERATIONS
Stock Ownership Guidelines
Effective January 1, 2021, we adopted stock ownership guidelines that are applicable to our executive officers, including our named executive officers, and to our non-employee directors. Our executive officers and non-employee directors (other than those affiliated with TCG) are expected to satisfy the applicable guidelines set forth below within five years of the later of (i) January 1, 2021 and (ii) the date of such individual’s appointment to a position with the Company that is subject to such guidelines, and to hold at least such minimum value in shares of Class A common stock for so long as they are an executive officer or non-employee director, as applicable.

Position	Salary/Fee Multiple Threshold ($)
Chief Executive Officer	5X annual base salary
President	3X annual base salary
Other Executive Officers	1X annual base salary
Non-Employee Director	5X annual retainer fee
As of December 31, 2025, all of our executive officers and directors were either in compliance with or on track to meet our ownership guidelines within the expected time period.
Clawback Policy. Effective January 1, 2021, we also adopted a “clawback” policy (the “2021 Policy”) covering our executives with respect to certain incentive-based cash and equity compensation in connection with any of: (i) a financial restatement due to the Company’s material non-compliance with financial reporting requirements; (ii) a covered employee engages in conduct constituting “cause” under the employee’s employment agreement or any applicable Company arrangement; (iii) a covered employee engages in conduct violating any applicable Company policies; or (iv) a covered employee breaches any applicable restrictive covenant obligations. If any of the payments would have been lower if determined using the restated results in the event of a financial restatement, the Board will, in its discretion and to the extent permitted by law, seek to recoup from the executive officers up to the excess value or benefit of the prior payments made to those executive officers; provided that the Board may seek to recoup any incentive-based compensation in the event of employee misconduct covered by the preceding clauses (ii) – (iv).
Effective October 2, 2023, we adopted our Policy for Recovery of Erroneously Awarded Compensation (the “2023 Policy”), which is intended to comply with SEC and Nasdaq listing standards. Accordingly, as set forth in the 2023 Policy, the Company is required to recover certain erroneously paid incentive-based compensation, including cash incentive or performance-vesting equity compensation, of its current and former executive officers in the event the Company is required to prepare a qualifying accounting restatement. In order to maintain a culture of focused, diligent, and responsible management that discourages conduct detrimental to the growth of the Company, our 2021 Policy remains in effect and is only superseded by the 2023 Policy solely with respect to such erroneously paid incentive-based compensation as is required to be recovered under the 2023 Policy and the applicable Nasdaq listing standards.
Derivatives Trading, Hedging, and Pledging Policies. Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale, or engage in hedging transactions. In addition, our Insider Trading Policy provides that no employee, officer, or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.
Section 409A. The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
Section 162(m). Section 162(m) of the Code disallows a tax deduction to public companies for compensation in excess of $1 million paid to “covered employees”, which generally includes all NEOs. While the Compensation Committee may take the deductibility of compensation into account when making compensation decisions, the Compensation Committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.
Accounting for Share-Based Compensation. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.
Equity Granting Practices. Our practice is to grant stock options and similar awards in the ordinary course of business in connection with our annual compensation program, hiring new employees and the promotion or retention of employees from time to time. Although we do not have a formal policy with respect to the timing of our equity awards grants, we typically grant annual equity awards to employees, including our executive officers, at our first quarter Compensation Committee meeting each March. The number of RSUs and options granted to our employees and non-employee directors is determined by taking the target grant value and dividing by the 30 trading-day average closing price of the Company’s Class A common stock reported by Nasdaq through the day prior to grant.
We do not time the granting of equity awards with any favorable or unfavorable news released by the Company. We do not take material nonpublic information into account when determining the timing and terms of equity awards or for the purpose of affecting the value of executive compensation. Proximity of any awards to an earnings announcement or other market events is coincidental. In the event material nonpublic information were to become known to the Compensation Committee before the grant of an equity award, the Compensation Committee would consider the information and use its business judgment to determine whether to delay the grant to avoid any appearance of impropriety.
During 2024, the Compensation Committee granted stock option awards to Messrs. Le Pendeven, Daw, Oddie and Shah within the period beginning four business days before our filing of a periodic report on Form 10-K or Form 10-Q or the filing or furnishing of a current report on Form 8-K that disclosed material nonpublic information (other than a current report on Form 8-K disclosing a material new stock option award under Item 5.02(e) of such Form 8-K), and ending one business day after the filing or furnishing of such report. These option grants were in connection with the Company’s annual equity grant cycle. The following information regarding this option grant is provided in accordance with SEC rules:

Name	Grant Date	Number of Securities Underlying Award	Exercise Price	Grant Date Fair Value	Percentage Change in the Closing Market Price of the Securities Underlying the Award Between the Trading Day Ending Immediately Prior to the Disclosure of Material Nonpublic Information and the Trading Day Beginning Immediately Following the Disclosure of Material Nonpublic Information
Yves Le Pendeven	3/12/2025	29,300	$7.38	$152,849	(4.6)%
Tracy Daw	3/12/2025	29,300	$7.38	$152,849	(4.6)%
Andrew Oddie	3/12/2025	29,300	$7.38	$152,849	(4.6)%
Husnal Shah	3/12/2025	16,300	$7.38	$85,032	(4.6)%

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Company’s “Compensation Discussion and Analysis.” Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Sarah Kirshbaum Levy (Chair)
Trevor Edwards
Diane Irvine

EXECUTIVE COMPENSATION TABLES

2025 SUMMARY COMPENSATION TABLE
The following table contains information about the compensation earned by each of our NEOs during our most recently completed fiscal years ended December 31, 2025, December 31, 2024, and December 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Josh Simon	2025	288,462	250,000	(6)	5,752,942	—	—	4,847	6,296,251
Chief Executive Officer(5)
Yves Le Pendeven	2025	515,385	—		288,329	152,849	—	14,000	970,563
Chief Financial Officer(7)	2024	507,779	—		347,884	642,190	215,770	166,078	1,879,701
Tracy Daw	2025	477,622	—		288,329	152,849	—	14,496	933,296
Chief Legal Officer and Secretary	2024	450,000	—		416,598	574,217	195,794	14,712	1,651,321
	2023	450,000	—		400,183	180,436	168,750	13,200	1,212,569
Andrew Oddie	2025	683,806	—		288,329	152,848	—	475,351	1,600,334
Chief Commercial Officer (8)	2024	648,153	—		416,598	574,217	272,650	179,477	2,091,095
	2023	627,429	—		494,434	235,113	235,286	46,536	1,638,798
Husnal Shah	2025	453,231	50,000	(10)	160,183	85,032	126,716	14,000	889,162
Chief Product Officer(9)
Michael Lunsford	2025	150,000	—		164,879	96,169	—	78,185	489,233
Former Interim Chief Executive Officer	2024	285,231	360,000		146,370	—	—	36,097	827,698
	2023	155,077	—		1,011,578	102,349	—	66,893	1,335,897
Cynthia Williams	2025	557,692	—		1,456,192	—	—	1,643,008	3,656,892
Former Chief Executive Officer(11)	2024	577,506	132,146		4,039,869	1,510,644	330,183	213	6,590,561

(1) Amounts reflect the full grant-date value of the stock awards granted during 2025, 2024, and 2023, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For PSUs granted to Mr. Simon, which include a market condition component, amount, the grant date fair value is based on the probable outcome of the relevant performance conditions. The maximum grant date fair value of the PSUs for Mr. Simon was $1,730,000. For a discussion of the assumptions used to calculate the value of the stock awards made to our NEOs in 2025, see Note 18 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(2) For awards with time-based vesting, amounts reflect the grant-date Black-Scholes value of the stock options granted during 2025, 2024, and 2023, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For performance stock options, which includes a market condition component, amounts reflect the grant-date Hull-White trinomial value, which utilizes multiple input variables to estimate the performance objectives established for the award of the stock options granted to Ms. Williams during 2024. For a discussion of the assumptions used to calculate the value of all option awards made to our NEOs in 2025, see Note 18 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(3) Amount reflects non-equity incentive plan compensation that was earned for the applicable fiscal year.
(4) For our named executive officers, the 2025 amount includes matching contributions under our 401(k) plan ($14,000 for each of Messrs. Le Pendeven and Shah, $13,800 for Mr. Daw, $3,185 for Mr. Lunsford, $4615 for Mr. Simon and $10,000 for Ms. Williams). For Mr. Oddie, amount also includes a monthly living stipend ($332,104), a monthly automobile stipend ($15,886), flight reimbursements in connection with his temporary relocation ($74,290), taxis in lieu of a car lease ($7,317), tax advice in connection with his temporary relocation ($11,564) and cash supplements in lieu of his participation in Funko UK Ltd.'s pension scheme ($34,190). For Messrs. Simon and Daw, amount also includes group term life insurance premiums ($232 and $696, respectively). For Mr. Lunsford, amount also includes cash director fees paid to Mr. Lunsford prior to and following his employee tenure as Interim Chief Executive Officer ($75,000) pursuant to our non-employee director compensation policy. For Ms. Williams, amount also includes the value of the cash severance ($384,615) and equity acceleration ($1,248,393) payable to Ms. Williams pursuant to the Williams Agreement following Ms. Williams’s termination of employment.
(5) Mr. Simon was appointed Chief Executive Officer effective September 1, 2025.
(6) Reflects the discretionary portion of the 2025 annual bonus paid to Mr. Simon as a result of the potential bonus opportunity payable to Mr. Simon under the Simon Agreement for 2025.
(7) Mr. Le Pendeven was appointed Acting Chief Financial Officer effective March 15, 2024 and Chief Financial Officer effective August 8, 2024.
(8) For 2025, compensation received by Mr. Oddie in non-U.S. currency has been converted to U.S. dollars using an exchange rate of £1 to $1.3238 (which was the December 31, 2024 exchange rate).
(9) Ms. Shah was appointed Chief Product Officer effective July 30, 2025.
(10) Reflects a bonus paid to Ms. Shah in connection with her promotion to Chief Product Officer
(11) Ms. Williams ceased serving as Chief Executive Officer and as an employee of the Company effective July 5, 2025.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2025
The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2025 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during fiscal 2025.

Name(11)	Grant Date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)				All other stock awards: number of shares of stock or units (#)		All other option awards: number of securities underlying options (#)		Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards ($) (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Josh Simon	9/1/2025					750,000	(3)							2,595,000
	9/1/2025								1,000,000	(4)				3,460,000
Yves Le Pendeven		187,500	375,000	750,000
	3/12/2025										29,300	(5)	$7.38	152,849
	3/12/2025								39,069	(4)				288,329
Tracy Daw		168,750	337,500	675,000
	3/12/2025										29,300	(5)	$7.38	152,849
	3/12/2025								39,069	(4)				288,329
Andrew Oddie		235,286	470,571	941,142
	3/12/2025										29,300	(5)	$7.38	152,848
	3/12/2025								39,069	(4)				288,329
Husnal Shah
	3/12/2025										16,300	(5)	$7.38	85,032
	3/12/2025								21,705	(4)				160,183
Michael Lunsford
	6/12/2025										26,000	(6)	$5.20	96,169
	6/12/2025								17,419	(6)				90,579
	7/31/2025								10,000	(7)				38,400
	8/1/2025								10,000	(7)				35,900
Cynthia Williams		585,616	1,000,000	2,000,000
	3/12/2025								197,316	(4)				239,738
(1) Amounts reflect potential payouts under our 2025 annual bonus program. Please see the description of the annual bonus program under “Annual Performance-Based Cash Incentive Compensation” in the CD&A above. For 2025, Mr. Simon was eligible to receive a discretionary performance bonus of up to $250,000 pursuant to the Simon Agreement; commencing in 2026, he will have an annual cash incentive opportunity at a target of 100% of his annual base salary.

(2) Amounts reflect the grant-date fair values of the equity awards granted to our named executive officers in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate these values in Note 18 to the consolidated financial statements included in in our Annual Report on Form 10-K for the year ended December 31, 2025.
(3) Amount represents performance-based restricted stock units giving a contingent right to receive shares of Class A Common Stock pursuant to the 2017 Plan. The restricted stock units vest with respect to (A) 1/3 of the restricted stock units subject to the award over three years in three equal annual installments on each of the first three anniversaries of September 1, 2025, (B) 1/3 of the restricted stock units subject to the award based on the achievement of a stock price hurdle equal to or greater than $8.00 per share based on (I) the average of the Company’s closing share price over a 45 trading day trailing average or (II) the price received by holders of Class A common stock in connection with a change in control for each share of Class A common stock held on the date of such change in control, and (C) the remaining 1/3 of the restricted stock units subject to the award based on the achievement of a stock price hurdle equal to or greater than $20.00 per share based on (I) the average of the Company’s closing share price over a 45 trading day trailing average or (II) the price received by holders of Class A common stock in connection with a change in control for each share of Class A common stock held on the date of such change in control, which stock price hurdles must be achieved prior to the seventh anniversary of September 1, 2025, and in each case subject to Mr. Simon’s continued service through the applicable vesting dates.
(4) Each award vests in four equal installments on each of the first four anniversaries of the grant date, subject to the NEO's continued employment with the Company through each applicable vesting date.
(5) Each award vests and becomes exercisable with respect to 25% of the shares subject thereto on the first anniversary of the vesting date, and the remaining 75% vest and become exercisable in thirty-six equal monthly installments thereafter, subject to the NEO's continued employment with the Company through each applicable vesting date.
(6) Granted pursuant to the Company’s non-employee director compensation policy. Vests in full on the first anniversary of the grant date, subject to Mr. Lunsford’s continued service to the Company through the vesting date.
(7) Vests in full at the end of the calendar month in which the grant was made, subject to Mr. Lunsford's continued service to the Company through the vesting date.
(8) All equity awards were granted under the 2019 Plan other than the awards granted to Mr. Simon, which were granted under the 2017 Plan with respect to his performance-based restricted stock unit grant and under the Inducement Plan with respect to his RSU grant..

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

SUMMARY OF EXECUTIVE COMPENSATION ARRANGEMENTS
Named Executive Officer Employment Agreements
We have entered into employment agreements or letter agreements with our NEOs, the terms of which are summarized below.
Josh Simon
In connection with Mr. Simon’s appointment as Chief Executive Officer, the Company entered into an Employment Agreement with Mr. Simon on August 11, 2025, effective as of September 1, 2025 (the “Simon Agreement”). The term of employment under the Simon Agreement is for three years and will automatically renew for up to two successive one-year periods unless either party provides at least 90 days’ advance written notice of non-renewal. The Simon Agreement provides, among other things, that, in connection with his appointment as Chief Executive Officer, Mr. Simon will receive an annual base salary of $1,000,000 per year, an annual cash incentive opportunity at a target of 100% of his annual base salary and, commencing with fiscal 2027 and annually thereafter, an annual long-term incentive equity award having a target value of at least $2,500,000, as determined by the Board or a committee thereof. In addition, Mr. Simon will be entitled to relocation assistance in an amount up to $100,000 to facilitate his move to Everett, Washington after his first year of service with the Company.
In addition, the Company has granted Mr. Simon sign-on equity awards, effective September 1, 2025, consisting of (i) a restricted stock unit award covering 1,000,000 Company shares of Class A common stock (the “Start Date Grant”), and (ii) 750,000 restricted stock units with respect to shares of Class A common stock (the “Inducement Grant”). The Start Date Grant will vest over four years in four equal annual installments on each of the first four anniversaries of September 1, 2025, subject to Mr. Simon’s continued service through the applicable vesting dates, provided that the Start Date Grant will accelerate automatically in full upon a “change in control” (as defined in the Company’s 2017 {;am 2024 Inducement Award Plan (or any successor plan thereto)).
The Inducement Grant will vest as to: (A) 1/3 of the restricted stock units subject to the Inducement Grant over three years in three equal annual installments on each of the first three anniversaries of September 1, 2025, (B) 1/3 of the restricted stock units subject to the Inducement Grant based on the achievement of a stock price hurdle equal to or greater than $8.00 per share based on (I) the average of the Company’s closing share price over a 45 trading day trailing average or (II) the price received by holders of Class A common stock in connection with a change in control for each share of Class A common stock held on the date of such change in control, and (C) the remaining 1/3 of the restricted stock units subject to the Inducement

Grant based on the achievement of a stock price hurdle equal to or greater than $20.00 per share based on (I) the average of the Company’s closing share price over a 45 trading day trailing average or (II) the price received by holders of Class A common stock in connection with a change in control for each share of Class A common stock held on the date of such change in control, which stock price hurdles must be achieved prior to the seventh anniversary of September 1, 2025, and in each case subject to Mr. Simon’s continued service through the applicable vesting dates.
If Mr. Simon’s employment is terminated by the Company without “cause” or by Mr. Simon for “good reason” (each as defined in the Simon Agreement), or due to the Company’s election not to renew or extend the term of the Simon Agreement, Mr. Simon will be entitled to receive, subject to his execution and non-revocation of a general release of claims in favor of the Company, the following: (i) an amount in cash equal to twenty-four (24) months of base salary, payable in twelve monthly installments over the twelve (12) month period from the date of termination, (ii) reimbursement, for up to twelve (12) months, of the Company-paid portion of COBRA premiums, and (iii) with respect to any unvested equity award (1) that is subject solely to a time-based vesting condition, acceleration and vesting of the portion of such award that would have vested during the twelve (12) month period immediately following the date of such termination, and (2) that is subject to subsequent performance-based vesting, its eligibility to vest and be settled will be determined in accordance with the terms of the applicable award agreement(s) (the “Equity Acceleration”); provided, that if such qualifying termination occurs on or within eighteen (18) months following a change in control, any unvested equity award granted to Mr. Simon that is subject solely to a time-based vesting condition will accelerate and vest in full.
If Mr. Simon’s employment is terminated by reason of death or “disability” (as defined in the Simon Agreement), Mr. Simon will receive the Equity Acceleration, subject to his execution and non-revocation of a general release of claims in favor of the Company.
Mr. Simon will be bound by standard restrictive covenants under the Simon Agreement, including, among other terms, perpetual confidentiality restrictions, non-competition and non-solicitation restrictions during the term of the Simon Agreement, and non-disparagement obligations.
Yves Le Pendeven
In connection with Mr. Le Pendeven’s appointment as Chief Financial Officer, effective August 8, 2024 the Company entered into an Employment Agreement with Mr. Le Pendeven (the “Le Pendeven Agreement”). The Le Pendeven Agreement provides for an initial term of employment as Chief Financial Officer of three years, subject to two automatic one-year extensions provided that neither party provides 90 days’ prior written notice of non-extension of the then-current term.
Pursuant to the Le Pendeven Agreement, Mr. Le Pendeven is entitled to an annual base salary of $500,000 and is eligible to participate in standard benefit plans and earn an annual performance-based cash bonus upon the attainment of pre-established individual and company performance goals, with a target bonus opportunity equal to 75% of his base salary.
Pursuant to the Le Pendeven Agreement, the Company granted Mr. Le Pendeven equity awards consisting of 11,800 restricted stock units (the “Promotion RSUs”) and an option to purchase up to 42,000 shares of Class A Common Stock (the “Promotion Options”). The Promotion RSUs vest in four equal installments on each of the first four anniversaries of the effective date of the Le Pendeven Agreement, subject to Mr. Le Pendeven’s continued service through the applicable vesting dates. The Promotion Options vest with respect to 25% of the shares subject thereto on the first anniversary of the effective date of the Le Pendeven Agreement and the remaining 75% of the option will vest in thirty-six equal monthly installments thereafter, subject to Mr. Le Pendeven’s continued service through the applicable vesting dates.
The Le Pendeven Agreement also provides that the Company shall reimburse up to $152,000 of Mr. Le Pendeven’s reasonable and customary expenses related to the relocation of his primary work location to the Everett, Washington area (the “Moving Allowance”). In the event Mr. Le Pendeven’s employment is terminated by the Company for “Cause” or Mr. Le Pendeven resigns for any reason, in each case prior to the first anniversary of the effective date of the Le Pendeven Agreement, Mr. Le Pendeven shall be required to reimburse the Company for any portion of the Moving Allowance actually paid.
Upon a termination of employment by us without “Cause” or by Mr. Le Pendeven for “Good Reason” (each as defined in the Le Pendeven Agreement), subject to his execution and non-revocation of a release of claims, Mr. Le Pendeven is entitled to receive an amount equal to continuation of his then-current base salary for up to twelve (12) months from the date of termination, payable in twelve equal monthly installments in accordance with the Company’s regular payroll practices;

reimbursement, up to a maximum of twelve (12) months, of the Company-paid portion of premium payments, as if he had remained an active employee, for any COBRA coverage he elects, if any; and the Equity Acceleration.
In addition, if Mr. Le Pendeven is terminated due to death or disability, he will be eligible to receive the Equity Acceleration.
Pursuant to the Le Pendeven Agreement, Mr. Le Pendeven is subject to a 12-month post-termination non-competition covenant and a 24-month post-termination non-solicitation covenant, as well as perpetual confidentiality and mutual non-disparagement covenants.
The Le Pendeven Agreement also provides that in the event any payment to Mr. Le Pendeven would be subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the payment will be reduced to the extent necessary to avoid the imposition of any excise tax under Sections 280G and 4999 of the Code if such reduction would result in a greater after-tax payment amount to Mr. Le Pendeven.
Andrew Oddie
On May 12, 2022, Funko UK, Ltd entered into a service agreement with Mr. Oddie in connection with his promotion to Chief Revenue Officer (as subsequently amended May 1, 2024, the “Service Agreement”). The Service Agreement provides for an initial term of employment as Chief Revenue Officer and Managing Director – EMEA of three years (which title was subsequently changed to Chief Commercial Officer effective September 20, 2023), subject to two automatic one-year extensions provided that neither party provides prior written notice of non-extension of the then-current term.
Pursuant to the Service Agreement, Mr. Oddie is entitled to an annual salary of £496,501, a car allowance of up to £1,000 per month and is eligible to participate in standard benefit plans and earn an annual performance-based cash bonus upon the attainment of pre-established individual and company performance goals, with a target bonus opportunity equal to 75% of his base salary. Mr. Oddie also receives a monthly cash supplement equal to 5% of his monthly salary in lieu of his participation in the Company’s pension scheme.
Upon a termination of employment by us without “Cause” or by Mr. Oddie for “Good Reason” (each defined in the Service Agreement), Mr. Oddie will remain entitled to receive his annual base salary and contractual benefits for a period of 12 months or such lesser time period as remains unexpired in relation to his term of employment (or alternatively, receive such amounts in lieu of the notice period required under the Service Agreement), as well a lump sum payment equal to 12 months of the private medical insurance premiums Mr. Oddie would have received from the Company and paid as an employee under the private medical insurance arrangement to which the Company provides him with access (based on his healthcare elections for the purposes of such private medical insurance scheme which are in force as at the date of the May 2024 amendment to the Service Agreement), and the portion of any time-based equity awards which would have vested during the 12 month period following the date of termination shall accelerate and vest. Notwithstanding the foregoing, if such qualifying termination occurs within twelve (12) months following a Change in Control (as defined in the Service Agreement), Mr. Oddie is entitled to receive an amount equal to continuation of base salary for up to twelve (12) months from the date of termination, payable in twelve equal monthly installments in accordance with the Company’s regular payroll practices (which shall be in lieu of any notice payment).
Pursuant to the Service Agreement, Mr. Oddie is subject to 12-month post-termination non-competition and non-solicitation covenants as well as perpetual confidentiality obligations.

On September 9, 2024, the Company and Funko UK, Ltd. entered into an amendment to the Service Agreement with Mr. Oddie in connection with his temporary relocation to the Greater Los Angeles area as his primary work location until the later of: (i) January 31, 2026; and (ii) the first date on which certain key milestones related to the company group’s business are achieved, as well as taking on certain incremental sales and operational responsibilities. Pursuant to this amendment, the Company agreed to provide Mr. Oddie with a relocation stipend of $13,850 per month and reimbursement of certain other relocation-related expenses during the Relocation Period. Mr. Oddie will also be entitled during the initial relocation period to be reimbursed for the cost of six round trip flights between Los Angeles and London (based on a business class ticket), and be accompanied by a family member on three of such trips; provided that in the event that the relocation period continues beyond January 31, 2026, he will be eligible to reimbursed for the cost of up to an additional four round trip flights between Los Angeles and London per annum (based on a business class ticket), and be accompanied by one family member on two of such trips. In addition, upon a termination of employment by us without “Cause” or by Mr. Oddie for “Good Reason” (each defined in the Service Agreement), fifty percent of the unvested outstanding restricted stock units granted to Mr. Oddie on May 12, 2022 will accelerate and vest as of the date of such termination, subject to his execution and delivery of a release of claims.
On March 4, 2026, the Company, its subsidiary, Funko UK, Ltd, and Mr. Oddie entered into a letter agreement (the “Oddie Letter Agreement”) amending the Service Agreement. Pursuant to the Oddie Letter Agreement, Mr. Oddie’s job title is changed to Chief International Officer, he will no longer reside in the United States for the purposes of his employment and his compensation is unchanged, except that the relocation terms contained in the September 9, 2024 amendment referred to above including the relocation stipend, London-Los Angeles travel and relocation reimbursements no longer apply as of February 28, 2026 (other than as expressly set out in the Oddie Letter Agreement).
Tracy Daw
On April 19, 2023, we entered into an amended and restated employment agreement (the “Daw Agreement”) with Mr. Daw, pursuant to which he is employed as Chief Legal Officer and Secretary, effective as of November 1, 2022. The Daw Agreement provides for an initial term of employment of three years, subject to two automatic one-year extensions provided that neither party provides prior written notice of non-extension of the then-current term.
Pursuant to the Daw Agreement, Mr. Daw is entitled to an annual base salary of $450,000 and is eligible to participate in standard benefit plans. Additionally, Mr. Daw is eligible to receive an annual performance-based cash bonus upon the attainment of pre-established individual and company performance goals, with a target bonus opportunity equal to 75% of his base salary.
Upon a termination of employment by us without “Cause” or by Mr. Daw for “Good Reason” (each as defined in the Daw Agreement), subject to his execution and non-revocation of a release of claims, Mr. Daw is entitled to receive an amount equal to continuation of his then-current base salary for up to twelve (12) months from the date of termination, payable in twelve equal monthly installments in accordance with the Company’s regular payroll practices; reimbursement, up to a maximum of twelve (12) months, of the Company-paid portion of premium payments, as if he had remained an active employee, for any COBRA coverage he elects, if any; and the Equity Acceleration
In addition, if Mr. Daw is terminated due to death or disability, he will be eligible to receive the Equity Acceleration.
Pursuant to the Daw Agreement, Mr. Daw is subject to a 12-month post-termination non-competition covenant and a 24-month post-termination non-solicitation covenant, as well as perpetual confidentiality and mutual non-disparagement covenants.
The Daw Agreement also provides that in the event any payment to Mr. Daw would be subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the payment will be reduced to the extent necessary to avoid the imposition of any excise tax under Sections 280G and 4999 of the Code if such reduction would result in a greater after-tax payment amount to Mr. Daw.

Husnal Shah
On July 30, 2025, we entered into an employment agreement (the “Shah Agreement”) with Ms. Shah, pursuant to which she is employed as Chief Product Officer. The Shah Agreement provides for an initial term of employment of three years, subject to two automatic one-year extensions provided that neither party provides prior written notice of non-extension of the then-current term.
Pursuant to the Shah Agreement, Ms. Shah is entitled to an annual base salary of $500,000 and is eligible to participate in standard benefit plans. Additionally, Ms. Shah is eligible to receive an annual performance-based cash bonus upon the attainment of pre-established individual and company performance goals, with a target bonus opportunity equal to 75% of her base salary. Ms. Shah is also entitled to a sign-on retention bonus of $50,000.
Upon a termination of employment by us without “Cause” or by Ms. Shah for “Good Reason” (each as defined in the Shah Agreement), subject to her execution and non-revocation of a release of claims, Ms. Shah is entitled to receive an amount equal to continuation of her then-current base salary for up to twelve (12) months from the date of termination, payable in twelve equal monthly installments in accordance with the Company’s regular payroll practices; reimbursement, up to a maximum of twelve (12) months, of the Company-paid portion of premium payments, as if she had remained an active employee, for any COBRA coverage she elects, if any; and the Equity Acceleration
In addition, if Ms. Shah is terminated due to death or disability, she will be eligible to receive the Equity Acceleration.
Pursuant to the Shah Agreement, Ms. Shah is subject to a 24-month post-termination non-competition covenant and a 12-month post-termination non-solicitation covenant, as well as perpetual confidentiality and mutual non-disparagement covenants.
The Shah Agreement also provides that in the event any payment to Ms. Shah would be subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the payment will be reduced to the extent necessary to avoid the imposition of any excise tax under Sections 280G and 4999 of the Code if such reduction would result in a greater after-tax payment amount to Ms. Shah.
Cynthia Williams
In connection with Ms. Williams’ appointment as Chief Executive Officer, effective May 20, 2024 the Company entered into an Employment Agreement with Ms. Williams (the “Williams Agreement”). The Williams Agreement provides for an initial term of employment as Chief Executive Officer of three years, subject to two automatic one-year extensions provided that neither party provides 90 days’ prior written notice of non-extension of the then-current term.
Pursuant to the Williams Agreement, Ms. Williams is entitled to an annual base salary of $1,000,000 and is eligible to participate in standard benefit plans and earn an annual performance-based cash bonus upon the attainment of pre-established individual and company performance goals, with a target bonus opportunity equal to 100% of her base salary; provided, that with respect to 2024, Ms. Williams would be entitled to an annual bonus payout that is no less than 75% of Ms. Williams’ annual target bonus for 2024 (which payout was prorated to reflect Ms. Williams’ start date)
Pursuant to the Williams Agreement, the Company granted Ms. Williams (i) an equity award consisting of restricted stock units (“RSUs”) having an aggregate fair value of approximately $2.5 million, as determined based on the average trading price of shares of the Company’s Class A common stock for the thirty consecutive trading days immediately preceding the date of grant (the “2024 Annual Grant), (ii) an equity award consisting of RSUs having an aggregate fair value of approximately $625,000 (the “New Hire Grant”) and (iii) an equity award consisting of an option (the “Williams Option”) to purchase shares of the Company’s Class A common stock at a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant (the “Williams Exercise Price”) with respect to a number of shares equal to the ratio of (i) $5,000,000 to (ii) the excess of (A) the price equal to three times the Williams Exercise Price (the “Vesting Price”) over (B) the Williams Exercise Price. The Williams Option will be eligible to vest based on the achievement of a stock price hurdle equal to the Vesting Price, measured based on the average of the Company’s closing share price over a 90 trading day trailing average, prior to the fourth anniversary of Ms. Williams’ start date, subject to Ms. Williams’ continued employment with the Company; provided, that the Williams Option shall not be eligible to vest until at least the second anniversary of the date of grant; and, provided further, that the Williams Option may be subject to acceleration upon the occurrence of a change in control so long as the per share consideration to be received by Company stockholders in connection with such change in control equals or exceeds the Vesting Price. The 2024 Annual Grant will vest over four years in four equal annual installments on each of the first four anniversaries of Ms. Williams’ start date and the New Hire Grant will vest over three years in three equal annual installments on each of the first three anniversaries of Ms. Williams’ start date, in each case subject to Ms. Williams’ continued service through the applicable vesting dates.
Upon a termination of employment by us without “Cause” or by Ms. Williams for “Good Reason” (each as defined in the Williams Agreement), subject to her execution and non-revocation of a release of claims, Ms. Williams is entitled to receive an amount equal to continuation of her then-current base salary for up to twelve (12) months from the date of termination, payable in twelve equal monthly installments in accordance with the Company’s regular payroll practices; reimbursement, up to a maximum of twelve (12) months, of the Company-paid portion of premium payments, as if she had remained an active employee, for any COBRA coverage she elects, if any; and any time-based equity awards which would have vested during the 12-month period following the date of termination shall accelerate and vest in full, and any performance-based equity awards shall be eligible to vest and be settled in accordance with the terms of the applicable award agreement (the “ Equity Acceleration”); provided, that if such termination occurs within the twelve month period following a change in control, any time-based equity awards will accelerate and vest in full.
In addition, if Ms. Williams is terminated due to death or disability, she will be eligible to receive the Equity Acceleration.
Pursuant to the Williams Agreement, Ms. Williams is subject to a 12-month post-termination non-competition covenant and a 24-month post-termination non-solicitation covenant, as well as perpetual confidentiality and mutual non-disparagement covenants.
The Williams Agreement also provides that in the event any payment to Ms. Williams would be subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the payment will be reduced to the extent necessary to avoid the imposition of any excise tax under Sections 280G and 4999 of the Code if such reduction would result in a greater after-tax payment amount to Ms. Williams.
Ms. Williams’ employment terminated without “Cause” effective July 5, 2025, and she was entitled to receive severance benefits in accordance with the Williams Agreement.
Michael Lunsford
The Company previously entered into a letter agreement with Mr. Lunsford (the “Lunsford Advisor Agreement), pursuant to which Mr. Lunsford agreed to provide advisory and transition services to the Company from May 20, 2024 through September 30, 2024.Following the end of such advisory term on September 30, 2024, Mr. Lunsford continued to serve as a non-employee member of our board of directors and was eligible to receive annual equity awards under the Company’s non-employee director compensation policy starting at the 2025 annual meeting of the company’s stockholders.
In connection with his appointment as Interim Chief Executive Officer in 2025, we entered into a letter agreement with Mr. Lunsford, effective July 31, 2025 (the “2025 Lunsford Agreement”), for a term that continues through the earlier of (a) September 5, 2025 and (b) the date we hire a replacement Chief Executive Officer. Mr. Lunsford was also eligible to participate in all employee benefit plans or programs of the Company consistent with such plans and programs of the Company.
Pursuant to the 2025 Lunsford Agreement, the Company paid Mr. Lunsford a monthly salary of $75,000 per month. The 2025 Lunsford Agreement also provided for a monthly award of 10,000 restricted stock units, with respect to each month during the term served as Interim Chief Executive Officer, subject to his continued employment through such date.
Mr. Lunsford resigned as Interim Chief Executive Officer effective August 31, 2025 and from the Board of Directors effective January 11, 2026. In connection with his resignation from the Board, and in recognition of Mr. Lunsford’s contributions to the Company, the Board determined to accelerate a prorated number of the options (15,244) and RSUs (10,213) Mr. Lunsford received as an annual award under the non-employee director compensation policy based on his service as a member of the Board during the vesting period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table summarizes the number of shares of Class A common stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2025.

		Option Awards							Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Exercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unearned	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(13) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(13) ($)
Josh Simon	9/1/2025	—		—		—	—	—	—		—	750,000	(1)	2,550,000
	9/1/2025	—		—		—	—	—	1,000,000	(2)	3,400,000	—		—
Yves Le Pendeven	10/31/2019	4,807	(3)	—		—	18.00	10/31/2029	—		—	—		—
	4/29/2020	1,575	(3)	—		—	4.01	4/29/2030	—		—	—		—
	4/21/2021	9,000	(4)	—		—	19.91	4/21/2031	—		—	—		—
	3/8/2022	8,437	(5)	563	(5)	—	17.09	3/8/2032	896	(6)	3,046	—		—
	3/6/2023	18,768	(5)	8,532	(5)	—	9.77	3/6/2033	5,469	(6)	18,595	—		—
	3/13/2024	36,706	(5)	47,194	(5)	—	6.37	3/13/2034	25,200	(6)	85,680	—		—
	8/8/2024	14,000	(5)	28,000	(5)	—	8.64	8/8/2034	8,850	(6)	30,090	—		—
	3/12/2025	—		29,300	(5)	—	7.38	3/12/2035	39,069	(6)	132,835	—		—
Tracy Daw	11/1/2017	73,000	(3)	—		—	12.00	11/1/2027	—		—	—		—
	6/27/2018	72,890	(3)	—		—	11.71	6/27/2028	—		—	—		—
	3/4/2019	49,700	(3)	—		—	19.89	3/4/2029	—		—	—		—
	4/29/2020	14,650	(3)	—		—	4.01	4/29/2030	—		—	—		—
	4/21/2021	31,300	(4)	—		—	19.91	4/21/2031	—		—	—		—
	3/8/2022	20,343	(5)	1,357	(5)	—	17.09	3/8/2032	4,343	(6)	14,766
	3/6/2023	18,150	(5)	8,250	(5)	—	9.77	3/6/2033	10,547	(6)	35,860	10,547	(7)	35,860
	3/13/2024	55,081	(5)	70,819	(5)	—	6.37	3/13/2034	37,800	(6)	128,520	—		—
	3/12/2025	—		29,300	(5)	—	7.38	3/12/2035	39,069	(6)	132,835	—		—
Andrew Oddie	7/30/2018	34,259	(3)	—		—	16.91	7/30/2028	—		—	—		—
	3/4/2019	42,000	(3)	—		—	19.89	3/4/2029	—		—	—		—
	4/21/2021	51,300	(3)	—		—	19.91	4/21/2031	—		—	—		—
	3/8/2022	22,031	(8)	1,469	(8)	—	17.09	3/8/2032	4,700	(9)	15,980	—		—
	5/12/2022	—		—		—	—		231,884	(10)	788,406	—		—
	3/6/2023	15,407	(5)	10,750	(5)	—	9.77	3/6/2033	13,763	(6)	46,794	13,763	(7)	46,794
	3/13/2024	55,081	(5)	70,819	(5)	—	6.37	3/13/2034	37,800	(6)	128,520	—		—
	3/12/2025	—		29,300	(5)	—	7.38	3/12/2035	39,069	(6)	132,835	—		—
Husnal Shah	12/1/2021	8,100	(4)	—		—	15.68	12/1/2031	—		—	—		—
	3/8/2022	7,031	(5)	469	(5)	—	17.09	3/8/2032	750	(6)	2,550	—		—
	3/6/2023	16,087	(5)	7,313	(5)	—	9.77	3/6/2033	4,688	(6)	15,939	—		—
	3/13/2024	36,706	(5)	47,194	(5)	—	6.37	3/13/2034	25,200	(6)	85,680	—		—
	3/12/2025	—		16,300	(5)	—	7.38	3/12/2035	21,705	(6)	73,797	—		—
Michael Lunsford	10/31/2018	5,098	(3)	—		—	18.85	4/12/2026	—		—	—		—
	6/25/2019	3,927	(3)	—		—	23.55	4/12/2026	—		—	—		—
	6/4/2021	3,983	(4)	—		—	23.54	4/12/2026	—		—	—		—
	5/24/2022	5,200	(4)	—		—	17.99	4/12/2026	—		—	—		—
	6/13/2023	11,700	(4)	—		—	13.05	4/12/2026	—		—	—		—
	6/12/2025	—		26,000	(11)	—	5.20	4/12/2026	17,419	(12)	59,225	—		—

(1) Amount represents performance stock units giving a contingent right to receive shares of Class A Common Stock pursuant to the 2017 Plan. The restricted stock units vest with respect to (A) 1/3 of the restricted stock units subject to the award over three years in three equal annual installments on each of the first three anniversaries of September 1, 2025, (B) 1/3 of the restricted stock units subject to the award based on the achievement of a stock price hurdle equal to or greater than $8.00 per share based on (I) the average of the Company’s closing share price over a 45 trading day trailing average or (II) the price received by holders of Class A common stock in connection with a change in control for each share of Class A common stock held on the date of such change in control, and (C) the remaining 1/3 of the restricted stock units subject to the award based on the achievement of a stock price hurdle equal to or greater than $20.00 per share based on (I) the average of the Company’s closing share price over a 45 trading day trailing average or (II) the price received by holders of Class A common stock in connection with a change in control for each share of Class A common stock held on the date of such change in control, which stock price hurdles must be achieved prior to the seventh anniversary of September 1, 2025, and in each case subject to Mr. Simon’s continued service through the applicable vesting dates.
(2) Amount represents restricted stock units giving a contingent right to receive shares of Class A Common Stock pursuant to the Inducement Plan. The restricted stock units vest in four equal installments on each of the first through fourth anniversaries of the date of grant, subject to the executive officer’s continued employment with the Company through each applicable vesting date.
(3) Amount reflects options to purchase Class A common stock in the Company granted pursuant to the 2017 Plan which are fully vested.
(4) Amount reflects options to purchase Class A common stock in the Company granted pursuant to the 2019 Plan which are fully vested.
(5) Amount reflects options to purchase Class A common stock in the Company granted pursuant to the 2019 Plan. 25% of the award vests on the first anniversary of grant and the remaining 75% of the award vests ratably on the next 36 equal and cumulative installments on each monthly anniversary thereafter, subject to the executive officer’s continued employment with the Company through each applicable vesting date.
(6) Amount represents restricted stock units giving a contingent right to receive shares of Class A Common Stock pursuant to the 2019 Plan. The restricted stock units vest in four equal installments on each of the first through fourth anniversaries of the date of grant, subject to the executive officer’s continued employment with the Company through each applicable vesting date.
(7) Amount represents performance stock units giving a contingent right to receive shares of Class A Common Stock, pursuant to the 2019 Plan. The performance stock unit vests after completion of three-year performance period based on achievement of specified Net Sales and Adjusted EBITDA Margin metrics (as described above). Amount shown reflects vesting based on threshold achievement.
(8) Amount reflects options to purchase Class A common stock in the Company granted pursuant to the 2017 Plan. 25% of the award vests on the first anniversary of grant and the remaining 75% of the award vests ratably on the next 36 equal and cumulative installments on each monthly anniversary thereafter, subject to the executive officer’s continued employment with the Company through each applicable vesting date.
(9) Amount represents restricted stock units giving a contingent right to receive shares of Class A Common Stock pursuant to the 2017 Plan. The restricted stock units vest in four equal installments on each of the first through fourth anniversaries of the date of grant, subject to the executive officer’s continued employment with the Company through each applicable vesting date.
(10) Amount represents restricted stock units giving a contingent right to receive shares of Class A Common Stock pursuant to the 2017 Plan. The restricted stock units vest in one installment on the fifth anniversary of the date of grant, subject to the executive officer’s continued employment with the Company through the applicable vesting date.
(11) Amount reflects options to purchase Class A common stock in the Company granted pursuant to the 2019 Plan and our non-employee director compensation policy. The award vests in one installment on the first anniversary of the date of grant, subject to continued service to the Company through the applicable vesting date.
(12) Amount represents restricted stock units giving a contingent right to receive shares of Class A Common Stock pursuant to the 2019 Plan and our non-employee director compensation policy. The restricted stock units vest in one installment on the first anniversary of the date of grant, subject to continued service to the Company through the applicable vesting date.
(13) Amounts are calculated by multiplying the number of shares shown in the table by $3.40, the closing trading price of our common stock on December 31, 2025 (the last trading day of our fiscal year end of December 31, 2025).

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2025

Name	Stock Awards		Stock Options
	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)	Number of shares acquired on Exercise (#)	Value realized on Exercise ($)(2)
Josh Simon	—	—	—	—
Yves Le Pendeven	15,840	107,770	—	—
Tracy Daw	41,567	315,018	—	—
Andrew Oddie	64,885	442,776	8,243	32,435
Husnal Shah	12,181	93,851	—	—
Michael Lunsford	20,000	72,200	—	—
Cynthia Williams	306,134	1,392,794	—	—
(1) Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.
(2) Amounts are calculated by multiplying the number of shares exercised by the difference resulting from (i) our closing stock price on the exercise date minus (ii) the per share exercise price of the applicable option.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Executive Employment Agreements
We are party to employment agreements with each of our NEOs. Pursuant to the terms of the employment agreements, in the event the NEO is terminated without “cause” or resigns for “good reason” (each, as defined in the employment agreements), or is terminated due to death or disability, the NEO may be entitled to certain benefits. See “Summary of Executive Compensation Arrangements – Named Executive Officer Employment Agreements” above for a description of such benefits.
All severance payments and benefits under the employment agreements are subject to the NEO’s execution of a release of claims against us and continued compliance with certain restrictive covenants.
Equity Arrangements
Pursuant to each of our 2017 Incentive Award Plan, 2019 Incentive Award Plan and 2024 Inducement Award Plan, in the event of a change in control of the Company where outstanding equity awards held by an executive are assumed, converted or replaced in connection therewith and an executive’s employment is terminated by the Company within twelve months of such change in control, any outstanding equity awards held by the executive will vest in full. Pursuant to our non-employee director compensation policy, in the event of a change in control any unvested equity awards granted under such policy will accelerate and vest in full.
In the event of a change in control of the Company, the PSU award agreement entered into with Mr. Simon provides that if the applicable stock price hurdle has not already been achieved prior to the date of such change in control, if the price received by the stockholders in connection with such change in control equals or exceeds the applicable stock price hurdle, the stock price hurdle shall be deemed achieved as of the date of the change in control and the corresponding tranche of PSUs shall become vested, subject to Mr. Simon’s continued employment or service through the change in control date.
Estimated Potential Payments
The following table summarizes the payments that would be made to our NEOs (other than Mr. Lunsford and Ms. Williams, who were not employed on December 31, 2025) upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2025. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation. The amounts payable to Mr. Lunsford and Ms. Williams in connection with the terminations of their employment with us are described above under “Summary of Executive Compensation Arrangements – Named Executive Officer Employment Agreements”.

Name	Benefit	Termination Without Cause or for Good Reason / Cause (no Change in Control) ($)	Change in Control (no Termination) ($)	Termination Without Cause or for Good Reason / Cause in Connection with a Change in Control ($)	Termination due to death or disability ($)
Josh Simon	Cash	2,000,000	—	2,000,000	—
	Equity Acceleration(1)	1,133,332	—	4,250,000	1,133,332
	Continued Healthcare(2)	29,044	—	29,044	—
	Total(3)	$3,162,376	$—	$6,279,044	$1,133,332
Yves Le Pendeven	Cash	520,000	—	520,000	—
	Equity Acceleration(1)	84,140	—	84,140	84,140
	Continued Healthcare(2)	30,897	—	30,897	—
	Total(3)	$635,036	$—	$635,036	$84,140
Andrew Oddie	Cash	687,174	$—	687,174	$—
	Equity Acceleration(1)	115,423	—	115,423	—
	Continued Healthcare(2)	6,304	—	6,304	—
	Total(4)	$808,901	$—	$808,901	$115,423
Tracy Daw	Cash	$478,950	—	$478,950	—
	Equity Acceleration(1)	108,742	—	108,742	108,742
	Continued Healthcare(2)	30,897	—	30,897	—
	Total(3)	$618,589	$—	$618,589	$108,742
Husnal Shah	Cash	$500,000	—	$500,000	—
	Equity Acceleration(1)	57,528	—	57,528	57,528
	Continued Healthcare(2)	2,578	—	2,578	—
	Total(3)	$560,106	$—	$560,106	$57,528
Michael Lunsford	Cash	$—	—	$—	—
	Equity Acceleration(1)	—	59,225	—	—
	Continued Healthcare(2)	—	—	—	—
	Total(3)	$—	$59,225	$—	$—
(1) With respect to options, the value of equity acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying the options by $3.40, the closing trading price of our common stock on December 31, 2025 (the last trading day of 2025) and (ii) subtracting the exercise price for the options. Assuming the closing trading price of our common stock on December 31, 2025 would be equal to the per share consideration to be received by Company stockholders in connection with a change in control which occurred on that date, such price would not equal or exceed the stock price hurdle applicable to the performance-based options held by Mr. Simon and such options would not be eligible to vest on such date. With respect to RSUs, the value of equity acceleration was calculated by multiplying the number of accelerated RSUs by $3.40, the closing trading price of our common stock on December 31, 2025 (the last trading day of 2025). With respect to the time-based tranche of Mr. Simon’s PSU award, the value of equity acceleration was calculated by multiplying the number of accelerated PSUs by $3.40, the closing trading price of our common stock on December 31, 2025 (the last trading day of 2025).
(2) Amounts represent 12 months of continued COBRA payments or, for Mr. Oddie, a lump sum payment equal to the 12 months of the private medical insurance premiums Mr. Oddie would have received from the Company and paid as an employee under the private medical insurance arrangement to which the Company provides him with access (based on his healthcare elections for the purposes of such private medical insurance scheme which are in force as at the date of the May 2024 amendment to the Service Agreement).
(3) Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2025. Amounts of any reduction pursuant to the 280G best pay provision, if any, would be calculated upon actual termination of employment.

DIRECTOR COMPENSATION
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors during the year ended December 31, 2025.

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards (2) ($)	Stock Awards (3) ($)	Total ($)
Charlie Denson	185,000	96,169	90,579	371,748

Trevor Edwards	95,000	96,169	90,579	281,748

Jason Harinstein(4)	95,000	96,169	90,579	281,748

Diane Irvine	120,000	96,169	90,579	306,748

Jesse Jacobs	105,000	96,169	90,579	291,748

Michael Kerns	95,000	96,169	90,579	281,748

Sarah Kirshbaum Levy	115,000	96,169	90,579	301,748

(1) Mr. Simon, Ms. Williams and Mr. Lunsford also served as executive officers in 2025 and as a result have been excluded from this table. Their compensation for 2025 is described above in the “Summary Compensation Table”.
(2) While the number of award shares granted to directors pursuant to the target equity compensation values are based on 30-day trading-day average closing prices, as noted above, amounts reflect the grant-date Black-Scholes value of the stock options granted during 2025, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual, and accordingly, will not equal the target equity compensation values. For a discussion of the assumptions used to calculate the value of all option awards made to our directors, see Note 18 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(3) While the number of award shares granted to directors pursuant to the target equity compensation values are based on 30-day trading-day average closing prices, as noted above, amounts reflect the full grant-date value of the restricted stock units granted during 2025, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual, and accordingly, will not equal the target equity compensation values. For a discussion of the assumptions used to calculate the value of the restricted stock units made to our directors in 2024, see Note 18 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
The table below shows the aggregate numbers of vested options to purchase Class A Common Stock, unvested options to purchase Class A Common Stock and unvested Restricted Stock Units held as of December 31, 2025 by each non-employee director who was serving as of December 31, 2025.

Name(1)	Vested Options Outstanding at Fiscal Year End	Unvested Options Outstanding at Fiscal Year End	Unvested Restricted Stock Units Outstanding at Fiscal Year End
Charles Denson	88,710	26,000(2)	17,419(3)
Trevor Edwards	40,600	26,000(2)	17,419(3)
Jason Harinstein	7,800	26,000(2)	17,419(3)
Diane Irvine	119,210	26,000(2)	17,419(3)
Jesse Jacobs	42,637	26,000(2)	17,419(3)
Michael Kerns	32,680	26,000(2)	17,419(3)
Sarah Kirshbaum Levy	56,199	26,000(2)	17,419(3)

(1) Mr. Simon, Ms. Williams and Mr. Lunsford also served as executive officers in 2025 and as a result have been excluded from this table. Their outstanding equity awards are described above in the “Outstanding Equity Awards at Fiscal Year End” table.
(2) 100% of options vest and become exercisable on June 13, 2026, subject to continued service through the vesting date.
(3) 100% of restricted stock units vest on June 13, 2026, subject to continued service through the vesting date.

Pursuant to our non-employee director compensation policy, each non-employee director will be eligible to receive annual cash retainers as follows:

Annual Retainers
Board:
All non-employee members of the Board	$90,000
Chairperson of the Board	$90,000
Audit Committee:
Additional Retainer for chairperson	$25,000
Additional retainer for other members of the Audit Committee	$5,000
Compensation Committee:
Additional Retainer for chairperson	$20,000
Additional retainer for other members of the Compensation Committee	$5,000
Nominating and Corporate Governance Committee:
Additional Retainer for chairperson	$15,000
Additional retainer for other members of the Nominating and Corporate Governance Committee	$5,000
Each director will also receive an annual equity award comprised of stock options with a targeted value of $75,000 and restricted stock units with a targeted value of $75,000, with prorated awards made to directors who join on a date other than an annual meeting. Such awards will generally vest in full on the first anniversary of the grant date, subject to the non-employee director continuing in service through such date. The equity awards granted pursuant to this policy will accelerate and vest in full upon a change in control (as defined in the 2019 Plan).
* * * * *

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our other employees.
The annual total compensation for 2025 for Josh Simon, who was serving as our Chief Executive Officer as of the determination date, was $6,296,251, as reported in the Summary Compensation Table. However, for purposes of this pay ratio calculation, as permitted by SEC rules, Mr. Simon’s pay has been annualized as if he had served as CEO for the full year and is $7,017,174. The annual total compensation for 2025 for our median employee, an associate in our distribution center identified as discussed below, was $54,655, calculated in accordance with the rules applicable to the Summary Compensation Table. Based on this information, for 2025, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees was approximately 128 to 1.
Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure
We chose December 31, 2025 as the date for establishing the employee population used in identifying the median employee and used calendar year 2025 as the measurement period. We identified the median employee using the consistently applied compensation measure of annual salary plus actual bonus for each employee employed as of December 31, 2025 (other than our Chief Executive Officer). We annualized the compensation measure for permanent employees who joined in 2025. We captured all full-time, part-time, seasonal and temporary employees in the United States, European Union and United Kingdom consisting of approximately 1,450 individuals. In determining the median employee, we excluded our employees based in China who collectively comprise less than five percent of our total employee population.
Although Mr. Simon began serving as Chief Executive Officer effective September 1, 2025, we determined that it was more appropriate to use his annual compensation for purposes of this disclosure than to combine the compensation paid to Mr. Simon, Ms. Williams (who served as our Chief Executive Officer through July 5, 2025) and Mr. Lunsford (who served as our Interim Chief Executive Officer from July 5, 2025 through August 31, 2025) in 2025, given Mr. Lunsford’s 2025 tenure was brief and Ms. Williams’ compensation reflected severance payments and equity acceleration following the termination of her service as Chief Executive Officer. Mr. Simon’s compensation, as permitted by SEC rules, has been annualized for the purposes of the pay ratio calculation as if he had served as CEO for the full year. As Mr. Simon received sign-on equity awards and had a capped bonus amount for 2025, we have annualized his compensation by annualizing his salary based on his CEO base salary that would have been in effect had he served as CEO for the entire year and including the matching contributions under our 401(k) plan Mr. Simon would have received had he been employed for the fully year.

The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported above should not be used as a basis for comparison between companies by other companies. In addition, we expect the Company’s annually reported pay ratio may vary significantly year over year, given the size of the Company and the potential variability in Company employee compensation.

PAY VERSUS PERFORMANCE TABLE
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2025, 2024, 2023, 2022 and 2021 and our financial performance for each such fiscal year:

Year	Summary Compensation Table Total for PEO (Mariotti) ($)(4)	Compensation Actually Paid to PEO (Mariotti) ($)(1)(4)	Summary Compensation Table Total for PEO (Perlmutter) ($)(5)	Compensation Actually Paid to PEO (Perlmutter) ($)(1)(5)	Summary Compensation Table Total for PEO (Lunsford) ($)(6)	Compensation Actually Paid to PEO (Lunsford) ($)(1)(6)	Summary Compensation Table Total for PEO (Williams) ($)(7)	Compensation Actually Paid to PEO (Williams) ($)(1)(7)	Summary Compensation Table Total for PEO (Simon) ($)(8)	Compensation Actually Paid to PEO (Simon) ($)(1)(8)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1)	Value of Initial Fixed $100 Investment Based on:		Net Income ($) (in thousands)	Net Sales(3) ($) (in thousands)
													Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (2)
2025	—	—	—	—	489,233	428,516	3,656,892	(4,863,257)	6,296,251	6,195,809	1,098,339	(1,261,143)	32.76	117.98	(68,295)	908,209
2024	—	—	—	—	827,698	1,637,588	6,590,561	10,157,314	—	—	1,703,370	2,167,141	78.03	153.74	(15,070)	1,049,850
2023	2,247,043	(823,086)	—	—	1,335,897	1,257,263	—	—	—	—	1,665,765	1,185,547	45.05	142.24	(164,438)	1,096,086
2022	3,130,262	(3,979,745)	4,214,325	(298,106)	—	—	—	—	—	—	2,562,172	1,448,176	63.58	113.10	(5,240)	1,322,706
2021	5,439,651	13,984,354	—	—	—	—	—	—	—	—	2,362,586	5,430,853	109.56	163.03	67,854	1,029,293
(1)Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2025	Cynthia Williams, Michael Lunsford and Josh Simon	Yves Le Pendeven, Andrew Oddie, Tracy Daw and Husnal Shah
2024	Michael Lunsford and Cynthia Williams	Yves Le Pendeven, Andrew Oddie, Tracy Daw, Steve Nave and Andrew Perlmutter
2023	Brian Mariotti and Michael Lunsford	Steve Nave, Andrew Perlmutter, Andrew Oddie, Tracy Daw, and Scott Yessner
2022	Brian Mariotti and Andrew Perlmutter	Scott Yessner, Andrew Oddie, Tracy Daw, and Jennifer Fall Jung
2021	Brian Mariotti	Andrew Perlmutter and Jennifer Fall Jung
2020	Brian Mariotti	Andrew Perlmutter and Jennifer Fall Jung

Effective July 5, 2025, Ms. Williams ceased serving as Chief Executive Officer. Effective September 1, 2025, Mr. Simon succeeded Mr. Lunsford (who had been serving as the Company's Interim Chief Executive Officer following Ms. Williams’s departure) as Chief Executive Officer.
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2025
Adjustments	PEO (Williams)	PEO (Lunsford)	PEO (Simon)	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(1,456,192)	(256,352)	(5,752,942)	(392,187)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	—	122,635	5,652,500	181,771
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	239,739	73,000	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	—	—	—	(1,551,201)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(2,285,564)	—	—	(597,865)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	(5,018,132)	—	—	—
TOTAL ADJUSTMENTS	(8,520,149)	(60,717)	(100,442)	(2,359,482)
The fair values of RSUs, PSUs, and stock options included in the compensation actually paid to our PEOs and the average compensation actually paid to our NEOs are calculated at the required measurement dates, consistent with the approach used to value the awards at the grant date as described in our Annual Report on Form 10-K for the year ended December 31, 2025. Any changes to the RSU and PSU fair values from the grant date (for current year grants) and from prior year-end (for prior year RSU grants) are based on our updated stock price at the respective measurement dates as well as updated performance metric projections (for PSUs). Changes to the stock option fair values are based on the updated stock price at the respective measurement dates, in addition to updated expected option term, peer volatility, and risk-free rate assumptions. For all years presented, the meaningful increases or decreases in the year-end stock option fair value from the fair value on the grant date were primarily driven by changes in the stock price.
(2)For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the Russell 2000 Consumer Discretionary Index (the “Peer Group”).I
(3)Net Sales is a GAAP measure. The Company selected Net Sales as the Company-Selected Measure due to it being an important financial performance measure that helps link compensation actually paid to the Company’s NEOs to the Company’s performance for the most recently completed fiscal year. Specifically, Net Sales is used to evaluate performance under the Executive Incentive Plan, a short-term cash incentive plan under which participating executives are eligible to earn cash bonuses based on the Company’s achievement of Net Sales as well as several other Company performance goals. Net Sales is also used as a performance metric in our long-term equity incentive program for our PSUs, which are eligible to be earned over a three-year performance period based on achievement of Net Sales and Adjusted EBITDA Margin targets.
(4)Represent summary compensation and compensation actually paid to Mr. Mariotti, who reassumed the role of Chief Executive Officer effective December 5, 2022 until June 13, 2023.
(5)Represents summary compensation and compensation actually paid to Mr. Perlmutter, who served as Chief Executive Officer from January 3, 2022 until December 5, 2022.
(6)Represents summary compensation and compensation actually paid to Mr. Lunsford, who served as Interim Chief Executive Officer from June 13, 2023 until May 20, 2024 and from July 5, 2025 until September 1, 2025.
(7)Represents summary compensation and compensation actually paid to Ms. Williams, who served as Chief Executive Officer from May 20, 2024 until July 5, 2025.
(8)Represents summary compensation and compensation actually paid to Mr. Simon, who assumed the role of Chief Executive Officer effective September 1, 2025.

NARRATIVE DISCLOSURE TO PAY VERSUS PERFORMANCE TABLE
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our Net Sales, in each case, for the fiscal years ended December 31, 2025, 2024, 2023, 2022 and 2021.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2025:
•Net Sales;
•Adjusted EBITDA;
•Adjusted EBITDA Margin; and
•Stock price.
For additional details regarding our most important financial performance measures, please see the sections titled “Elements of Compensation—Annual Performance-Based Cash Incentive Compensation” and “—Equity-Based Long-Term Incentive Awards”.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock for:
•each person known by us to beneficially own more than 5% of our Class A common stock or our Class B common stock;
•each of our directors (which includes all nominees);
•each of our named executive officers; and
•all of our executive officers and directors as a group.
As described in “Certain Relationships and Related Person Transactions,” each common unit of FAH, LLC (other than common units held by us) is redeemable from time to time at each holder’s option (subject in certain circumstances to time-based vesting requirements) for, at our election (determined solely by our independent directors (within the meaning of the rules of the Nasdaq) who are disinterested), shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the FAH LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the Nasdaq Rules) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units.
The Continuing Equity Owners may exercise such redemption right for as long as their common units of FAH, LLC remain outstanding. In connection with our IPO, we issued to each Continuing Equity Owner, for nominal consideration, one share of Class B common stock for each common unit of FAH, LLC it owned. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of common units of FAH, LLC each such Continuing Equity Owner owns.
The number of shares beneficially owned by each stockholder as described in this proxy statement is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 55,835,463 shares of Class A common stock and 91,276 shares of Class B common stock outstanding as of April 10, 2026. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Common Stock subject to options, or other rights, including the redemption right described above with respect to each common unit of FAH, LLC, held by such person that are currently exercisable or will become exercisable within 60 days of April 10, 2026, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is 2802 Wetmore Avenue, Everett, Washington 98201. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares of Class A Common Stock Beneficially Owned (1)		Shares of Class B Common Stock Beneficially Owned		Combined Voting Power (2)

Name of beneficial owner	Number	Percentage	Number	Percentage	Percentage
5% Stockholders
TCG 3.0 Fuji, LP(3)	12,626,024	22.6%	—	*	22.4%
Fund 1 Investments, LLC(4)	5,265,798	9.4%	—	*	9.4%
Named Executive Officers and Directors
Josh Simon	—	*	—	*	*
Yves Le Pendeven(5)	177,877	*	—	*	*
Andrew Oddie(6)	346,267	*	29,448	32.3%	*
Tracy Daw(7)	481,931	*	21,245	23.3%	*
Husnal Shah(8)	101,578	*	—	*	*
Cynthia Williams(9)	178,720	*	—	*	*
Michael Lunsford(10)	69,401	*	—	*	*
Charles Denson(11)	335,798	*	14,557	15.9%	*
Reed Duchscher	—	*	—	*	*
Trevor Edwards(12)	56,834	*	—	*	*
Jason Harinstein(13)	25,908	*	—	*	*
Diane Irvine(14)	143,783	*	—	*	*
Jesse Jacobs(15)	59,704	*	—	*	*
Michael Kerns(16)	45,761	*	—	*	*
Sarah Kirshbaum Levy(17)	79,672	*	—	*	*
All executive officers and directors as a group (15 individuals)(18)	2,103,234	3.5%	65,250	71.5%	1.4%
*Less than one percent.
(1)  For the reasons described above, in this table, beneficial ownership of common units of FAH, LLC has been reflected as beneficial ownership of our Class A common stock for which such common units may be exchanged. When a common unit is exchanged by a Continuing Equity Owner who holds our Class B common stock, a corresponding share of Class B common stock will be cancelled.
(2) Represents the percentage of voting power of our Class A common stock and Class B common stock voting as a single class, based on the applicable holder's ownership of Class A common stock and Class B common stock only (and not including any options or restricted stock units). Each share of Class A common stock and each share of Class B common stock entitles the registered holder thereof to one vote per share on all matters presented to stockholders for a vote generally, including the election of directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or the Company’s certificate of incorporation.
(3) Based on a Schedule 13D filed on May 27, 2022. TCG 3.0 Fuji, LP (“Fuji”), TCG Capital Management, LP (“TCG Management”), TCG 3.0-A, LP (“TCG A”), TCG 3.0-B, LP (“TCG B”), TCG 3.0 Co-Invest, LP (“TCG Co-Invest”), and TCG 3.0 Fuji Co-Invest, LP (“Fuji Co-Invest” and collectively, “TCG”) have shared voting and dispositive power over 12,520,559 shares of Class A common stock. TCG A, TCG B, TCG Co-Invest and Fuji Co-Invest are referred to collectively as the “Partners.” Fuji directly owns 12,520,559 shares of Class A common stock. The Partners collectively own all of Fuji. TCG Management acts as investment manager for Fuji and the Partners. In addition, Jesse Jacobs holds 17,067 shares of Class A common stock and 42,637 options to purchase shares of Class A common stock that are currently vested for the benefit of TCG Management. In addition, Michael Kerns holds 13,081 shares of Class A common stock and 32,680 options to purchase shares of Class A common stock that are currently vested for the benefit of TCG Management.The address for TCG is 12180 Millennium Drive, Suite 500, Playa Vista, CA 90094.
(4) Based on information obtained from a Schedule 13G/A filed on March 16, 2026. Fund 1 Investments, LLC has sole voting and dispositive power with respect to 5,265,798 shares of Class A common stock. The address of Fund 1 Investments, LLC is 100 Carr 115 Unit 1900, Rincon, Puerto Rico 00677.
(5) Yves Le Pendeven has sole voting and dispositive power over 58,074 shares of Class A common stock, vested options to purchase 112,200 shares of Class A common stock, and options to purchase 7,603 shares of Class A common stock that will vest within 60 days of April 10, 2026.
(6) Andrew Oddie has sole voting and dispositive power over 69,313 shares of Class A common stock, 29,448 common units of FAH, LLC, vested options to purchase 239,607 shares of Class A common stock, and options to purchase 7,899 shares of Class A common stock that will vest within 60 days of April 10, 2026.
(7) Tracy Daw has sole voting and dispositive power over 47,016 shares of Class A common stock, 73,485 common units of FAH, LLC, vested options to purchase 353,865 shares of Class A common stock, and options to purchase 7,565 shares of Class A common stock that will vest within 60 days of April 10, 2026.
(8) Husnal Shah has sole voting and dispositive power over 16,767 shares of Class A common stock, vested options to purchase 79,662 shares of Class A common stock, and options to purchase 5,149 shares of Class A common stock that will vest within 60 days of April 10, 2026.

(9) Cynthia Williams has sole voting and dispositive power over 178,720 shares of Class A Common Stock.
(10) Michael Lunsford has sole voting and dispositive power over 24,249 shares of Class A common stock and vested options to purchase 45,152 shares of Class A Common Stock.
(11) Charles Denson has sole voting and dispositive power over 217,973 shares of Class A common stock, including 14,300 shares of Class A common stock held by Fielding Road, LLC and 25,000 shares of Class A common stock held by Denson Investments, LLC, 29,115 common units of FAH, LLC that are currently vested, and 88,710 options to purchase shares of Class A common stock that are currently vested.
(12) Trevor Edwards has sole voting and dispositive power over 16,234 shares of Class A common stock and 40,600 options to purchase shares of Class A common stock that are currently vested.
(13) Jason Harinstein has sole voting and dispositive power over 18,108 shares of Class A common stock and 7,800 options to purchase shares of Class A common stock that are currently vested.
(14) Diane Irvine has sole voting and dispositive power over 24,573 shares of Class A common stock and 119,210 options to purchase shares of Class A common stock that are currently vested.
(15) Jesse Jacobs has sole voting and dispositive power over 17,067 shares of Class A common stock and 42,637 options to purchase shares of Class A common stock that are currently vested. Mr. Jacobs has entered into an arrangement with TCG pursuant to which he holds such shares and restricted stock unit and option awards for the benefit of TCG. Mr. Jacobs disclaims any beneficial ownership, except to the extent of his pecuniary interest therein.
(16) Michael Kerns has sole voting and dispositive power over 13,081 shares of Class A common stock and 32,680 options to purchase shares of Class A common stock that are currently vested. Mr. Kerns has entered into an arrangement with TCG pursuant to which he holds such shares and restricted stock unit and option awards for the benefit of TCG. Mr. Kerns disclaims any beneficial ownership, except to the extent of his pecuniary interest therein.
(17) Sarah Kirshbaum Levy has sole voting and dispositive power over 23,473 shares of Class A common stock and 56,199 options to purchase shares of Class A common stock that are currently vested.
(18) Includes 388,420 shares of Class A common stock, 132,048 common units of FAH, LLC, vested options to purchase 1,138,660 shares of Class A common stock, and options to purchase 28,216 shares of Class A common stock that will vest within 60 days of April 10, 2026.

Certain Relationships and Related Person Transactions

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS
Our Board has adopted a written Related Person Transaction Policy and Procedures, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we (including any of our subsidiaries) are, were or will be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person has, had or will have a direct or indirect material interest.
Under the policy, the Company’s legal staff is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the Company’s legal staff determines that a transaction or relationship is a related person transaction requiring compliance with the policy, the General Counsel is required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. The Audit Committee must review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then upon such recognition the transaction will be presented to the Audit Committee for ratification at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.
The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding Class A common stock or our Class B common stock since January 1, 2025. All of the transactions, agreements or relationships described in this section occurred prior to the adoption of this policy. We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

TAX RECEIVABLE AGREEMENT
On November 1, 2017, we entered into a tax receivable agreement (the “Tax Receivable Agreement”) that provides for the payment by us to the Continuing Equity Owners and certain transferees of the Continuing Equity Owners that have been joined as parties to the Tax Receivable Agreement (the parties entitled to payments under the Tax Receivable Agreement are referred to herein as the “TRA Parties”) of 85% of the amount of certain tax benefits, if any, we actually realize, or in some circumstances are deemed to realize, as a result of the redemption and exchange transactions described below in the section titled “FAH LLC Agreement”, including basis adjustments in our share of the tax basis of the assets of FAH, LLC, and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. The applicable basis adjustments (as well as any amounts payable to the TRA Parties under the Tax Receivable Agreement) will vary depending on a number of factors including the timing of any future redemptions or exchanges, the price of shares of our Class A common stock at the time of any applicable redemptions or exchanges, the extent to which such redemptions or exchanges are taxable, and the amount and timing of our income. These tax benefit payments are not conditioned upon one or more of the TRA Parties maintaining a continued ownership interest in FAH, LLC. If a TRA Party transfers common units of FAH, LLC but does not assign to the transferee of such units its rights under the Tax Receivable Agreement, such TRA Party generally will continue to be entitled to receive payments under the Tax Receivable Agreement arising in respect of a subsequent exchange of such common units. In general, the TRA Parties' rights under the Tax Receivable Agreement may not be assigned, sold, pledged or otherwise alienated to any person, other than certain permitted transferees, without our prior written consent (which should not be unreasonably withheld, conditioned or delayed) and such person’s becoming a party to the Tax Receivable Agreement and agreeing to succeed to the applicable TRA Party’s interest therein. During the year ended December 31, 2025, we recognized $120 thousand in Tax Receivable Agreement liabilities for payments due to the TRA Parties under the Tax Receivable Agreement. There were no payments made pursuant to the Tax Receivable Agreement during the year ended December 31, 2025.

FAH LLC AGREEMENT
On November 1, 2017, FAH, LLC amended and restated the FAH LLC Agreement to, among other things, (i) provide for a new single class of common membership interests in FAH, LLC, the common units; (ii) exchange all of the then-existing membership interests of the Original Equity Owners for common units of FAH, LLC; and (iii) appoint the Company as the sole manager of FAH, LLC.
The LLC Agreement also provides that the Continuing Equity Owners may from time to time at each of their options require FAH, LLC to redeem (subject in certain circumstances to time-based vesting requirements) all or a portion of their common units in exchange for, at our election (determined solely by our independent directors (within the meaning of the Nasdaq Rules) who are disinterested), shares of the Company’s Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the FAH LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the Nasdaq Rules) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. Simultaneously with the payment of cash or shares of Class A common stock, as applicable, in connection with a redemption or exchange of common units pursuant to the terms of the FAH LLC Agreement, a number of shares of our Class B common stock registered in the name of the redeeming or exchanging Class B common stock owners will be cancelled for no consideration on a one-for-one basis with the number of common units so redeemed or exchanged.
The FAH LLC Agreement also requires that FAH, LLC, at all times, maintain (i) a one-to-one ratio between the number of outstanding shares of Class A common stock and the number of common units of FAH, LLC owned by us and (ii) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and the number of common units of FAH, LLC owned by the Continuing Equity Owners.

STOCKHOLDERS AGREEMENT
On May 3, 2022, we entered into a Stockholders Agreement with TCG . Pursuant to the Stockholders Agreement, TCG is entitled to designate up to two directors, apportioned among the classes, for as long as the TCG Related Parties beneficially own directly or indirectly, in the aggregate, at least 20% of our Class A common stock; and one director for as long as the TCG Related Parties beneficially own directly or indirectly, in the aggregate, less than 20% but at least 10% or more of our Class A common stock (assuming in each such case that all outstanding common units in FAH, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis). The TCG Related Parties are not entitled to designate any director if at any time, the TCG Related Parties beneficially own directly or indirectly, in the aggregate less than 10% of all issued and outstanding shares of Class A common stock (assuming in each such case that all outstanding common units in FAH, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis). Additionally, we are required to take all commercially reasonable action to cause (1) the Board to be comprised of at least seven directors or such other number of directors as our Board may determine; (2) the individuals designated in accordance with the terms of the Stockholders Agreement to be included in the slate of nominees to be elected to the Board at each annual meeting of our stockholders at which a director’s term expires; and (3) the individuals designated in accordance with the terms of the Stockholders Agreement to fill the applicable vacancies on the Board.
In addition, the Stockholders Agreement provides that for as long as the TCG Related Parties beneficially own directly or indirectly, in the aggregate, 22% or more of all issued and outstanding shares of our Class A common stock (assuming that all outstanding common units in FAH, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis), we will not take, and will cause our subsidiaries not to take, certain actions or enter into certain transactions (whether by merger, consolidation, or otherwise) without the prior written approval of TCG (such rights, the “Consent Rights”), including:
•entering into any transaction or series of related transactions in which any person or group (other than the TCG Related Parties and any group that includes the TCG Related Parties) acquires, directly or indirectly, in excess of 50% of the then outstanding shares of any class of our or our subsidiaries’ capital stock, or following which any such person or group has the direct or indirect power to elect a majority of the members of our board of directors or to replace us as the sole manager of FAH, LLC (or to add another person as co-manager of FAH, LLC);
•the reorganization, voluntary bankruptcy, liquidation, dissolution or winding up of us or any of our subsidiaries;
•the sale, lease or exchange of all or substantially all of our and our subsidiaries’ property and assets;
•the resignation, replacement or removal of us as the sole manager of FAH, LLC, or the appointment of any additional person as a manager of FAH, LLC;
•the creation of a new class or series of capital stock or other equity securities of us or, in the event such creation would materially and adversely impair the rights of the TCG Related Parties as holders of our Class A common stock, any of our subsidiaries;
•the issuance of additional shares of Class A common stock, Class B common stock, preferred stock or other equity securities of us other than (x) under any stock option or other equity compensation plan approved by our board of directors or the compensation committee, or (y) pursuant to the exercise or conversion of any options, warrants or other securities existing as of the date of the Stockholders Agreement or, in the event such creation would materially and adversely impair the rights of the TCG Related Parties as holders of our Class A common stock, equity securities of any of our subsidiaries;
•any amendment or modification of our certificate of incorporation or bylaws or any similar organizational documents of any of our subsidiaries that would, in either case, materially and adversely impair the rights of the TCG Related Parties as holders of our Class A common stock; and
•except to the extent of the express restrictions applicable to TCG and its controlled affiliates in the Stockholders Agreement, any action to adopt, approve or implement any plan, agreement or provision that would, among other things, negatively affect TCG’s or its controlled affiliates’ ability to continue to hold or acquire additional shares of our capital stock or other securities.

In August 2025, in connection with the potential future sales under at-the-market offerings pursuant to which we may issue and sell shares of Class A common stock from time to time and for which TCG has a Consent Right, we and TCG entered into an amendment to the Stockholders Agreement to provide that the 22% beneficial ownership threshold as described above for the TCG Related Parties to retain the Consent Rights will exclude up to $40 million of shares of Class A common stock issued by the Company in at-the-market offerings.
The Stockholders Agreement, as amended, will terminate upon the earliest to occur of (1) the TCG Related Parties cease to own any shares of our Class A common stock or other equity securities of the Company, (2) the TCG Related Parties no longer have any right to designate a director as set forth in the Stockholders Agreement, and (3) the unanimous written consent of the parties to the Stockholders Agreement.

REGISTRATION RIGHTS AGREEMENT
In connection with our IPO, we entered into a Registration Rights Agreement with the Original Equity Owners and we entered into a joinder and amendment to the Registration Rights Agreement with TCG on May 3, 2022. The Registration Rights Agreement, as amended, provides TCG with certain “demand” registration rights whereby TCG can require us to register under the Securities Act the offer and sale of shares of Class A common stock held by them. The Registration Rights Agreement also provides for customary “piggyback” registration rights for all parties to the agreement. We have agreed to pay certain expenses of the registration rights holders in connection with the exercise of their registration rights, and that we will indemnify the registration rights holders against certain liabilities which may arise under the Securities Act or other federal or state securities laws.

INDEMNIFICATION AGREEMENTS
Our Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, our Amended and Restated Certificate of Incorporation provides that our directors and officers will not be liable for monetary damages for breach of fiduciary duty.
We have entered into indemnification agreements with certain of our executive officers and directors. We also purchased directors’ and officers’ liability insurance.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers (as defined under Rule 16a-1(f) under the Exchange Act) and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to the fiscal year ended December 31, 2025, other than one Form 4 reporting one late transaction for Michael Lunsford.

Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2025, the members of our Compensation Committee were Sarah Kirshbaum Levy, Diane Irvine and Trevor Edwards. None of the members of our Compensation Committee is our current employee. During the fiscal year ended December 31, 2025, none of the relationships required to be disclosed by the rules of the SEC existed aside from those identified herein.
None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Stockholders’ Proposals
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 2802 Wetmore Avenue, Everett, Washington 98201 in writing not later than December 23, 2026.
Stockholders intending to present a proposal at the 2027 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not less than 90 nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2027 Annual Meeting of Stockholders no earlier than February 3, 2027 and no later than March 5, 2027. The notice must contain the information required by the Amended and Restated Bylaws. In the event that the date of the 2027 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 3, 2027, then our Secretary must receive such written notice not more than the 120th day prior to the 2027 Annual Meeting of Stockholders and not later than the 90th day prior to the 2027 Annual Meeting of Stockholders or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us.
In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2027 Annual Meeting of Stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Other Matters
Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

Solicitation of Proxies
The accompanying proxy is solicited by and on behalf of our Board, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of our solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.
Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

Funko’s Annual Report on Form 10-K
A copy of Funko’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including financial statements and schedules but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 10, 2026 without charge upon written request addressed to:
Funko, Inc.
Attention: Secretary
2802 Wetmore Avenue
Everett, Washington 98201
A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.proxyvote.com. You also may access our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 at www.funko.com.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING VIRTUALLY, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.
By Order of the Board of Directors
Tracy D. Daw, Chief Legal Officer and Secretary
Everett, Washington
April 22, 2026

FUNKO, INC.
2802 WETMORE AVENUE
EVERETT, WASHINGTON 98201

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 2, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FNKO2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 2, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V95774-P51267 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FUNKO, INC.

The Board of Directors recommends you vote FOR the election of the below Class III Director nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Diane Irvine
02) Jesse Jacobs
03) Sarah Kirshbaum Levy

The Board of Directors recommends you vote FOR proposals 2 and 3:

NOTE: Transact such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V95775-P51267

Funko, Inc.
Annual Meeting of Stockholders
June 3, 2026 9:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Funko, Inc. hereby appoint(s) Yves Le Pendeven, Chief Financial Officer, and Tracy Daw, Chief Legal Officer and Secretary, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of the proxy card, all of the shares of Class A Common Stock and/or Class B Common Stock, as applicable, that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM Pacific Time on June 3, 2026 virtually at www.virtualshareholdermeeting.com/FNKO2026, and any continuation, postponement or adjournment thereof (the "Annual Meeting").

Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the Annual Meeting or any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side